     Exhibit 99.1
Item 6. Selected Financial Data
     The selected financial data required pursuant to this Item appears on page 45 under the heading “Eleven-Year Selected Financial Data.”

(This page has been left blank intentionally.)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion of our financial condition and results of operations should be read in conjunction with the selected historical consolidated financial data and consolidated financial statements and notes thereto appearing in Items 6 and Item 8, respectively.
General
     Since the late 1980s, we have derived virtually all of our revenue from the sale of suspension assemblies to a small number of customers. We currently supply a variety of suspension assemblies and suspension assembly components to nearly all domestic and foreign-based manufacturers of disk drives and head-gimbal assemblers for all sizes of disk drives. Suspension assemblies are a critical component of disk drives, and our results of operations are highly dependent on the disk drive industry. The disk drive industry is intensely competitive, and demand for disk drive components fluctuates. Our results of operations are affected from time to time by disk drive industry demand changes, adjustments in inventory levels throughout the disk drive supply chain, technological changes that impact suspension assembly demand, shifts in our market position and our customers’ market position, changes in supply chain alignment by a customer, our customers’ production yields and our own product transitions, production yields and production capacity utilization. Due to the weak economy, consumer spending declined and retail demand for computers and other consumer electronics decreased in 2009, as well as business demand for computer systems, and demand for suspension assemblies therefore was adversely impacted.
     Our BioMeasurement Division is engaged in the development, production and commercialization of products for the medical device market. Net sales from the InSpectra StO2 System during 2009, our second full year in the market, were $1,755,000, although we incurred an operating loss in 2009 for our BioMeasurement Division. The number of customers for the InSpectra StO2 System totaled 98 as of September 27, 2009, up from 53 at the end of the preceding fiscal year. The installed base of InSpectra StO2 Systems, which totaled more than 220 at the end of the fiscal year, nearly tripled over 2008. Over the course of 2009, there were also more than 60 publications or presentations that documented the value of StO2 monitoring. In our BioMeasurement Division, we expect to reach $4,000,000 to $6,000,000 of net sales in 2010.
     In response to weakened demand and due to changing and uncertain market and economic conditions, in 2009 we took actions to reduce our cost structure and improve our cash flow to help us to meet the current portion of our debt obligations and make strategic investments as needed. To achieve improvements in efficiency and facility utilization and to reduce operating costs, we closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. We also consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site. In addition to the weakened demand, during the third quarter of 2009, we were notified by our customer, Seagate, that it intends to significantly reduce its procurement of suspension assemblies from us. These events resulted in the following actions and charges that are included in our 2009 consolidated financial statements:
•	we recorded a charge for severance and other expenses of $29,586,000 due to our elimination of approximately 2,000 positions company-wide or a 44% reduction of our employment levels compared to the end of 2008;

•	we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations including the closure of our Sioux Falls, South Dakota facility at the end of June 2009;

•	we reduced our capital spending from an expected $60,000,000 in the beginning of 2009 to $20,609,000, primarily for tooling and manufacturing equipment for new process technology and capability improvements.
     At the time the restructuring actions were complete, we estimated that all of our 2009 restructuring actions reduced our cost structure by approximately $185,000,000 on an annualized basis compared with 2008 costs. We began to realize the full benefit of these cost reductions in our fourth quarter of 2009. In addition, over the course of the year, we repaid approximately $132,000,000, or 35%, of our convertible debt on favorable terms. Deterioration in our business, however, or further disruption in the global credit and financial markets and related continuing adverse economic conditions, could further adversely affect our results of operations and financial condition.
     We currently project our capital spending in 2010 to be approximately $35,000,000, which includes $15,000,000 to establish our Asian assembly operation to manufacture our disk drive products. We have selected Thailand as the location with a goal of initiating production in the second half of calendar 2010. This operation will further enhance our long-term cost position, as well as our ability to serve our customers’ operations in Asia.
     In the long-term, we believe that end user demand for storage capacity will continue to increase as evolving consumer electronics and computing applications continue to require storage devices with increased capacity and functionality, which will increase disk drive demand and, therefore, suspension assembly demand. For calendar 2009, storage industry analysts expect disk drive shipments to reach 555 million units, an increase of about 3% from calendar 2008 which was slowed by the global recession. During the first half of 2009, however, world-wide demand for disk drives and suspension assemblies weakened significantly. The weakened demand resulted in a decline in disk drive production as the drive makers reduced inventory levels, which also reduced demand for our suspension assemblies. This lower demand combined with our market share losses during this period resulted in our suspension assembly sales volume decreasing 33% from the first half of 2008. In addition, during the third quarter of 2009 we were notified by our customer, Seagate, that it intends to significantly reduce its procurement of suspension assemblies from us. While demand for our suspension assemblies recovered somewhat in the second half of 2009, our shipments of suspension assemblies for the year declined 30% from 2008.
     For 2010, we expect our overall suspension assembly volume to, at minimum, keep pace with the world-wide demand for suspension assemblies, resulting in a return to year-over-year volume growth. We believe we have positioned our business to accommodate both possible instability in suspension assembly demand, and the resumption in year-over-year demand growth that we expect. As our TSA+ volumes increase, and as our TSA+ yields and process efficiencies continue to improve, we are steadily reducing the cost burden associated with TSA+ flexure production. Our strategies to achieve consistent profitability include expanding TSA+ adoption, improving our TSA+ production efficiency, initiating production in Thailand and growing revenue in our BioMeasurement Division.
     The following table sets forth our quarterly suspension assembly shipment quantities for our Disk Drive Components Division in millions for the periods indicated:

	2008 by Quarter				2009 by Quarter
	First	Second	Third	Fourth	First	Second	Third	Fourth
Suspension assembly shipment quantities	213	179	189	209	155	107	146	145
     The decrease in the second quarter of 2008 was primarily the result of our customers’ lower build plans during the seasonally slower quarter, our market share losses in the 3.5-inch ATA segment and share shifts among our customers in the 2.5-inch mobile segment. Our third quarter 2008 shipments increased primarily due to gains in the 2.5-inch mobile segment. Our fourth quarter 2008 shipments increased due to seasonally stronger demand for disk drives.
     Our first quarter 2009 shipments decreased significantly due to an unforeseen decline in world-wide disk drive shipments and a reduction of inventories in the supply chain. Despite the decline in overall quarterly volume, we estimate that our market share was unchanged compared to the preceding quarter. Our second quarter 2009 shipments decreased primarily due to lower demand for disk drives, lower disk drive production as the drive makers reduced inventory levels and a modest loss of overall market share. The share loss was primarily in the 2.5-inch ATA segment that was partially offset by share gains in the 3.5-inch ATA segment. Our third quarter 2009 shipments increased 36% compared with the preceding quarter as a result of stronger demand in every segment. Our fourth quarter 2009 shipments were flat compared to third quarter 2009 despite a decline in shipments to Seagate that was expected.
     For 2008, our average selling price decreased from $0.80 in the first half of 2008 to $0.78 in the fourth quarter of 2008 due to competitive pressures. Our average selling price continued to decline to $0.76 in the first quarter of 2009, $0.71 in the second and third quarter of 2009 and $0.70 in the fourth quarter of 2009. The decline in average selling price from the first quarter to the second quarter of 2009 was primarily due to a shift in product mix as our combined shipments for the mobile and enterprise segments declined more than 50% sequentially, while shipments for the 3.5-inch ATA segment increased by approximately 15%. The year-over-year decline in average selling price was larger than our historical pricing declines for similar periods due to the shift in product mix and competitive pressures. We expect continued downward pressure on our average selling price in 2010, although not to the extent experienced in 2009.
     Our gross profits have fluctuated and will continue to fluctuate based upon a variety of factors, key among them being changes in demand for our suspension assemblies. Our customers often prefer a multiple source supply strategy and, therefore, may allocate their demand among suppliers. We plan our production and inventory based primarily on forecasts of customer demand, including forecasts of customer pulls of product out of our VMI facilities. Certain agreements with our customers also provide that we maintain minimum finished goods inventory levels for them. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary significantly from week to week, leading to variability in gross profits and difficulty in estimating our position in the marketplace.
     In addition to increases in suspension assembly demand, improvements to our gross profits and operating profits will depend, in part, on the successful management of our corporate infrastructure and our suspension assembly production capacity. Our business is capital intensive and requires a high level of fixed costs. Our profits are sensitive to our level of fixed costs, as well as changes in volume, capacity utilization and product mix. In the future, we may need to adjust our overall employment level due to fluctuating demand. Our overall employment level was 4,698 at the end of 2007, 4,591 at the end of 2008 and 2,448 at the end of 2009.
Market Trends
     Our suspension assemblies are components in computers and a variety of consumer electronics products. The demand for these products can be volatile. In a weak economy (as we are currently experiencing), consumer spending tends to decline and retail demand for computers and other consumer electronics tends to decrease, as does business demand for computer systems. Demand for suspension assemblies therefore may be adversely impacted as a result of a weaker economy.
     In the long-term, however, we expect that the expanding use of enterprise computing and storage, desktop and mobile computers, increasingly complex software and the growth of new applications for disk storage, such as digital video recorders and personal storage devices, together with emerging opportunities in other consumer electronics applications, will increase disk drive demand and, therefore, suspension assembly demand. We also believe demand for disk drives will continue to be subject, as it has in the past, to rapid or unforeseen changes resulting from, among other things, changes in disk drive inventory levels, technological advances, responses to competitive price changes and unpredicted high or low market acceptance of new drive models and the end devices that disk drives are used in. In addition, disk drive manufacturers are increasingly seeking lower cost designs and suspension assembly pricing is highly competitive.
     As in past years, disk drives continue to be the primary storage device of choice for applications requiring shorter access times and higher capacities because of their speed and low cost per unit of stored data. The cost of storing data on disk drives continues to decrease primarily due to increasing data density, thereby increasing storage capacity in disk drives or reducing the number of components, including suspension assemblies, required in a disk drive. The continual pursuit of increased data density and lower storage costs is leading to suspension assemblies with flexures that have finer electrical conductors, greater lead counts and increased complexity such as interleaved or stacked traces, and to the adoption of value-added features for suspension assemblies, such as clad unamount arms, formed and polished headlifts, larger dampers with through hole features, a variety of limiter configurations and DSA. We are actively involved with several of our customers on DSA designs and prototypes.
     The development of next-generation read/write technology and head sizes, continuing improvement in data density and the use of disk drives in consumer electronics applications will require even finer electrical conductors on the suspension assembly. Next-generation disk drives also may require additional electrical conductors. We are investing significantly in developing the process capabilities and related capital equipment required to meet new industry specifications in 2010 and beyond.
     The introduction of new types or sizes of read/write heads and disk drives may initially decrease our customers’ yields with the result that we may experience temporary elevations of demand for some types of suspension assemblies. As programs mature, higher customer yields decrease the demand for suspension assemblies. The advent of new disk drive technologies and the continual pursuit of increased data density and lower storage costs are leading to suspension assemblies that will require finer electrical conductors and further adoption of value-added features for suspension assemblies. While we are generally able to increase our selling price for these suspension assemblies, these changes may temporarily increase our development spending and reduce our manufacturing yields and efficiencies. These changes will continue to affect us.

2009 Operations to 2008 Operations
     The following table sets forth our consolidated statements of operations as a percentage of net sales from period to period.

	Percentage of Net Sales
	2009 (1)(2)	2008 (1)(2)	2007 (1)(2)
	(as adjusted)	(as adjusted)	(as adjusted)
Net sales	100%	100%	100%
Cost of sales	98	86	83

Gross profit	2	14	17
Research and development expenses	7	6	8
Selling, general and administrative expenses	13	12	11
Severance and other expenses	7	—	1
Litigation charge	—	1	—
Asset impairment and other charges	18	—	—

Loss from operations	(43)	(5)	(3)
Gain on extinguishment of debt	4	—	—
Other income, net	2	—	1
Interest income (expense)	(4)	(1)	—
Gain (loss) on short- and long-term investments	—	(1)	—

Loss before income taxes	(41)	(7)	(2)
Provision (benefit) for income taxes	—	10	(2)

Net (loss) income	(41)%	(17)%	—%

(1)	Derived from our 2009, 2008 and 2007 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).
     Net sales for 2009 were $408,022,000, compared to $631,619,000 for 2008, a decrease of $223,597,000. Suspension assembly sales decreased $224,005,000 compared to 2008, primarily as a result of a 30% decrease in suspension assembly unit shipments and our average selling price decreasing from an average of $0.80 in 2008 to an average of $0.72 in 2009 due to competitive pressures, resulting in a 9% lower average selling price year-over-year. The decrease in suspension assembly unit shipments in 2009 was primarily due to lower demand for disk drives, lower disk drive production as the drive makers reduced inventory levels and loss of market share. Net sales in our BioMeasurement Division were $1,755,000 in 2009 and $1,043,000 in 2008.
     Gross profit for 2009 was $7,534,000, compared to $85,480,000 for 2008, a decrease of $77,946,000. Gross profit as a percent of net sales was 2% in 2009, compared to 14% in 2008. The lower gross profit in 2009 was primarily due to the substantial decline in net sales, which reduced our ability to cover our fixed costs, and excess capacity. Cost of sales also included costs associated with TSA+ flexure production, which reduced gross profit by $32,000,000 compared to $37,600,000 for 2008. These negative impacts on gross profit were partially offset by decreases during the year in manufacturing overhead expense.
     Research and development expenses for 2009 were $26,776,000, compared to $39,711,000 for 2008, a decrease of $12,935,000. The decrease was primarily related to lower labor expenses due to reduced headcount and lower supply expenses. Research and development expenses specific to our BioMeasurement Division were $4,265,000 in 2009 and $4,767,000 in 2008. Research and development expenses as a percent of net sales were 7% in 2009 and 6% in 2008.
     Selling, general and administrative expenses for 2009 were $54,880,000, compared to $73,303,000 for 2008, a decrease of $18,423,000. The lower selling, general and administrative expenses were primarily due to lower expenses, including reductions in labor expenses resulting from lower headcount, depreciation expenses, professional services expenses and recruitment and relocation expenses. Selling, general and administrative expenses as a percent of net sales were 13% in 2009 and 12% in 2008. Selling, general and administrative expenses specific to our BioMeasurement Division were $17,991,000 in 2009 and $15,929,000 in 2008.

     During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000.
     In response to weakened demand and due to changing and uncertain market and economic conditions, we took actions to reduce our cost structure and strengthen our cash position in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which was included in our financial results for the thirteen weeks ended December 28, 2008. In addition, we implemented a 5% pay reduction for all employees not affected by the workforce reduction.
     During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We initiated the closure of our Sioux Falls, South Dakota facility, which we completed at the end of June 2009, and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000.
     During the third quarter of 2009, we took additional actions to reduce costs and improve cash flow. We further restructured the company to adjust to market conditions and the expected significant reduction of suspension assembly shipments to our customer, Seagate. The restructuring actions included eliminating approximately 300 additional positions, bringing our overall employment to about 2,500 positions at the end of the third quarter of 2009. The third quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,894,000.
     During 2008, we recorded a litigation charge of $2,003,000 related to the tentative settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The charge was comprised of settlement payments to these employees and payment of their attorney’s fees and expenses.
     During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies and uncertain future market conditions. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.
     During the second quarter of 2009, in response to further weakened demand for suspension assemblies and as a result of the restructuring actions in the second quarter discussed above, we recorded additional non-cash impairment charges of $18,688,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.
     During the third quarter of 2009, as a result of the expected significant reduction of suspension assembly shipments to our customer, Seagate, and as a result of the restructuring actions in the third quarter discussed above, we recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.
     Loss from operations for 2009 included a $23,485,000 loss from operations for our BioMeasurement Division compared to a $22,662,000 loss for 2008. The increased loss from BioMeasurement operations was due to higher allocated expenses from corporate departments as the business has grown and to severance expenses.
     Interest income for 2009 was $3,184,000, compared to $10,519,000 for 2008, a decrease of $7,335,000. The decrease in interest income was primarily due to lower investment yields as a result of an overall lower interest rate environment.
     Interest expense for 2009 was $19,762,000, compared to $19,767,000 for 2008, a decrease of $5,000. The decrease in interest expense for 2009 was primarily due to lower capitalized interest expense resulting from reduced capital investments and reduced interest expense due to our debt repurchases during the fiscal year which was offset by an increase in non-cash interest expense.
     During 2009, we recorded a gain of $4,390,000 related to the Rights Offering and increased value of our ARS due to changes in the interest rate spread used in our discounted cash flow model, as described in Note 1 to the consolidated financial statements.

     During the fourth quarter of 2008, we recorded a charge of $8,484,000 related to an other-than-temporary impairment of our long-term investments to reflect the reduction in carrying value of our ARS from a par value of $100,650,000 to an estimated fair value of $92,166,000. In light of then-current uncertain market and economic conditions, we concluded we may not hold our ARS until final maturity (up to 38 years) if the opportunity arises to sell these securities on reasonable terms.
     During the first, third and fourth quarters of 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discount to face value. We have $45,554,000 par value of the 2.25% Notes outstanding. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.
     During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. We have $197,500,000 par value of the 3.25% Notes outstanding. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.
     The income tax benefit of $209,000 was based on an estimated annual effective tax rate of 0.1% The income tax benefit for 2009 is due primarily to certain provisions of the American Recovery and Reinvestment Act of 2009 that permit certain tax credits to be converted into cash refunds in lieu of claiming bonus depreciation, which was partially reduced by foreign income tax expense.
     The income tax provision for 2008 was $60,709,000, or an estimated annual effective tax rate of negative 131%. The pretax loss for 2008 resulted in a statutory tax benefit of $16,195,000. The negative annual effective tax rate was caused by the full valuation allowance charge of $77,983,000 against our deferred tax assets. The guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.
2008 Operations to 2007 Operations
     Net sales for 2008 were $631,619,000, compared to $716,103,000 for 2007, a decrease of $84,484,000. Suspension assembly sales decreased $69,843,000 compared to 2007, primarily as a result of a 9% decrease in suspension assembly unit shipments and our average selling price decreasing from $0.80 in the first half of 2008 to $0.78 in the fourth quarter of 2008 due to competitive pressures, resulting in a 1% lower average selling price year-over-year. The decrease in suspension assembly unit shipments in 2008 was primarily due to share loss for our suspension assemblies used in 3.5-inch ATA disk drives, a customer’s accelerated purchases late in the fourth quarter of 2007, which resulted in lower demand from that customer in the first quarter of 2008 and our 2007 fiscal year calendar having 53 weeks. The year-over-year decline in average selling price resulted primarily from competitive pressures. Sales of suspension assembly components to other suspension assembly manufacturers were $282,000, a decrease of $17,734,000. Suspension assembly component sales decreased as our customers’ programs utilizing our components reached the end of their market lives. Net sales in our BioMeasurement Division were $1,043,000 in 2008 and $513,000 in 2007.
     Gross profit for 2008 was $85,480,000, compared to $122,241,000 for 2007, a decrease of $36,761,000. Gross profit as a percent of net sales was 14% in 2008, compared to 17% in 2007. The lower gross profit in 2008 was primarily due to the lower suspension assembly and suspension assembly component sales discussed above and higher costs associated with the initiation of volume production of TSA+ suspension assemblies, which reduced gross profit by $37,600,000. Our gross profit also remained under pressure from capacity utilization that was below an ideal operating level. These negative impacts on gross profit were partially offset by decreases in manufacturing overhead expense.
     Research and development expenses for 2008 were $39,711,000, compared to $55,245,000 for 2007, a decrease of $15,534,000. The decrease was primarily attributable to $11,018,000 of lower expenses related to the classification of the costs of running the TSA+ manufacturing lines as cost of sales beginning in the fourth quarter of 2007 and $1,476,000 of lower depreciation expenses related to customer tooling. Research and development expenses specific to our

BioMeasurement Division were $4,767,000 in 2008 and $4,207,000 in 2007. Research and development expenses as a percent of net sales were 6% in 2008 and 8% in 2007.
     Selling, general and administrative expenses for 2008 were $73,303,000, compared to $76,943,000 for 2007, a decrease of $3,640,000. The lower selling, general and administrative expenses were primarily due to $3,126,000 of lower travel and recruitment expenses, $2,923,000 of lower labor expenses in the Disk Drive Components Division due to a decrease in the number of personnel and $2,303,000 of lower professional services expenses. These were partially offset by a $2,243,000 increase in labor expenses for our BioMeasurement Division primarily due to added sales personnel. Selling, general and administrative expenses as a percent of net sales increased from 11% in 2007 to 12% in 2008. Selling, general and administrative expenses specific to our BioMeasurement Division were $15,929,000 in 2008 and $11,415,000 in 2007.
     During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000.
     During 2008, we recorded a litigation charge of $2,003,000 related to the tentative settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The charge was comprised of settlement payments to these employees and payment of their attorney’s fees and expenses.
     During the third quarter of 2007, we recorded charges of $8,728,000 comprised of severance expenses for approximately 500 positions eliminated during the quarter and the write-off of design costs for a cancelled facility expansion. The workforce reduction resulted in a charge for severance expenses of $6,151,000. The positions eliminated included manufacturing and manufacturing support, administrative and development positions at all plant sites. The write-off of design costs for the cancelled facility expansion amounted to $2,577,000.
     Loss from operations for 2008 included a $22,662,000 loss from operations for our BioMeasurement Division compared to a $17,584,000 loss for 2007.
     Other income, net of other expenses, for 2008 was $2,172,000, compared to $4,061,000 in 2007, a decrease of $1,889,000. Other income consists primarily of royalty income.
     Interest income for 2008 was $10,519,000, compared to $15,414,000 for 2007, a decrease of $4,895,000. The decrease in interest income was primarily due to lower investment yields as a result of a change in our investment portfolio to United States Treasury instruments, partially offset by interest related to an amended sales and use tax return and higher average cash balances.
     Interest expense for 2008 was $19,767,000, compared to $17,995,000 for 2007, an increase of $1,772,000. The increase in interest expense for 2008 was primarily due to lower capitalized interest expense resulting from reduced capital investments and an increase in non-cash interest expense.
     During the fourth quarter of 2008, we recorded a charge of $8,484,000 related to an other-than-temporary impairment of our long-term investments to reflect the reduction in carrying value of our ARS from a par value of $100,650,000 to an estimated fair value of $92,166,000. In light of current uncertain market and economic conditions, we concluded we may not hold our ARS until final maturity (up to 38 years) if the opportunity arises to sell these securities on reasonable terms.
     The income tax provision for 2008 was $60,709,000, or an estimated annual effective tax rate of negative 131%. The pretax loss for 2008 resulted in a statutory tax benefit of $16,195,000. The negative annual effective tax rate was caused by the full valuation allowance charge of $77,983,000 against our deferred tax assets. The guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance was appropriate. Accordingly, we concluded that a full valuation allowance should now be established. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.
     The income tax benefit for 2007 was $19,721,000, or an estimated annual effective tax rate of 115%. The pretax loss for 2007 resulted in a statutory tax benefit of $6,018,000. The income tax benefit was increased by the 2007 research and development tax credit and the Foreign Sales Corporation (“FSC”) repeal and Extraterritorial Income Exclusion Act of 2000 (“EIE”) provisions related to the export of United States products.

     The income tax benefit for 2007 includes reductions for discrete items, including a benefit of $8,108,000 for the completion of a research and development tax credit study which identified additional qualified research expenditures from prior years, $3,945,000 due to a favorable Internal Revenue Service private letter ruling resulting in the release of certain valuation allowances and a benefit from the reinstatement of the federal research and development tax credit retroactive to January 1, 2006.
Liquidity and Capital Resources
     Our principal sources of liquidity are cash and cash equivalents, short- and long-term investments, cash flow from operations and additional financing capacity, if available given current credit market conditions and our operating performance. Our cash and cash equivalents increased from $62,309,000 at September 28, 2008, to $106,391,000 at September 27, 2009. Our short- and long-term investments decreased from $201,110,000 to $120,632,000 during the same period. In total, our cash and cash equivalents and short- and long-term investments decreased by $36,396,000. This decrease was primarily due to $110,957,000 used for repurchases of long-term debt and $20,609,000 for capital expenditures. These decreases were partially offset by $55,699,000 in net proceeds drawn from the UBS Credit Line (discussed below), $19,300,000 of cash generated from operations, and $12,205,000 in net proceeds from the sale of property, plant and equipment during 2009. The cash generated from operations is net of $29,586,000 of severance and other expenses paid in 2009.
     Our ARS portfolio had an aggregate par value of $100,650,000 at September 28, 2008 and $91,325,000 at September 27, 2009. The reduction in par value was due to sales and redemptions of portions of the ARS that we held. We determine the estimated fair value of our ARS portfolio each quarter. At September 28, 2008, we estimated the fair value of our ARS portfolio to be $92,166,000. Throughout 2009, we sold and redeemed an aggregate of $9,325,000 of our ARS for $8,481,000 in cash. As of September 27, 2009, the estimated fair value of our ARS portfolio was $90,244,000. The increase in fair value from September 28, 2008, includes $6,559,000 of realized and unrealized gains related to the Rights Offering (discussed below) and increased value of ARS due to changes in the interest rate spread used in our discounted cash flow model. Our ARS portfolio consists primarily of AAA/Aaa-rated securities that are collateralized by student loans that are primarily 97% guaranteed by the U.S. government under the Federal Family Education Loan Program. None of our ARS portfolio consists of mortgage-backed obligations.
     Prior to February 2008, the ARS market historically was highly liquid and our ARS portfolio typically traded at auctions held every 28 or 35 days. Starting in February 2008, most of the ARS auctions in the marketplace have “failed,” including auctions for all of the ARS we hold, meaning that there was not enough demand to sell the entire issue at auction. The immediate effect of a failed auction is that the interest rate on the security generally resets to a contractual rate and holders cannot liquidate their holdings. The contractual rate at the time of a failed auction for the majority of the ARS we hold is based on a trailing twelve month ninety-one day U.S. treasury bill rate plus 1.20% or a one-month LIBOR rate plus 1.50%. Other contractual factors may result in rate restrictions based on the profitability of the issuer or may impose temporary rates that are significantly higher or lower. We continue to earn and receive interest at these contractual rates on our ARS portfolio. Our ARS portfolio will continue to be offered for auction until the auction succeeds, the issuer calls the security, the security matures (after a term of up to 38 years), the ARS are repurchased pursuant to the Rights Offering or, in light of recent uncertainties in the global credit and financial markets, we may decide not to hold to final maturity if the opportunity arises to sell these securities on reasonable terms. There is no assurance that future auctions of securities in our ARS portfolio will be successful. As a result, our ability to voluntarily liquidate and recover the carrying value of some or our entire ARS portfolio may be limited for an indefinite period of time (up to a maximum of each security’s final maturity date). This limitation could negatively affect our overall liquidity.
     Effective December 19, 2008, we entered into a settlement (the “UBS Settlement”) with UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) to provide liquidity for our ARS portfolio held with UBS and to resolve pending litigation we had filed against UBS. The UBS Settlement provides for certain arrangements, one of which is our acceptance of an offer by UBS to issue to us ARS rights (the “Rights Offering”), which allow us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS have not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). In addition, UBS has the right to sell the ARS it holds on our behalf at any time on or before July 2, 2012, as long as we are paid the par value of the securities upon their disposition.
     As part of the UBS Settlement, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provides us with a line of credit (the “UBS Credit Line”) secured only by the ARS we hold in accounts with UBS. The proceeds derived from any sales of the ARS we hold in accounts with UBS will be applied to repayment of the UBS Credit Line. As of September 27, 2009, we had drawn down $55,699,000 of the UBS Credit Line available to us. UBS Credit may demand payment of borrowings under the UBS Credit Line only if it provides a replacement credit facility on substantially the same terms to us that is fully advanced in the amount of the then outstanding principal of the UBS Credit Line, or if it repurchases all of the pledged ARS at par.
     Our borrowing under the UBS Credit Line is treated as a “no net cost loan,” which means that the interest that we pay on the credit line will not exceed the interest that we receive on the ARS pledged by us as security for the UBS Credit Line. The rate for the majority of the ARS we hold is based on a trailing twelve month ninety-one day U.S. treasury bill rate plus 1.20%. Other contractual factors may result in rate restrictions based on the profitability of the issuer or may impose temporary rates that are significantly higher or lower. UBS Credit may demand payment of borrowings under the UBS Credit Line only if it provides a replacement credit facility on substantially the same terms to us that is fully advanced in the amount of the then outstanding principal of the UBS Credit Line, or if it repurchases all of the pledged ARS at par.
     We will continue to assess the impact that the current illiquidity of the ARS we continue to hold will have on our ability to execute our current business plan. Our current business plan, however, is subject to change depending on, among other things, deterioration in our business, further disruption in the global credit and financial markets and related continuing adverse economic conditions. Our ability to execute our current business plan may in the future be impacted by the continued illiquidity of our ARS investments.
     In January 2006, we issued $225,000,000 aggregate principal amount of the 3.25% Notes. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006.
     We have the right to redeem for cash all or a portion of the 3.25% Notes on or after January 21, 2011 at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016, and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100% of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date.
     Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert such holder’s 3.25% Notes in connection with a fundamental change that occurs prior to January 21, 2011, we will pay, to the extent described in the Indenture, a make-whole premium by increasing the conversion rate applicable to such 3.25% Notes.
     During the fourth quarter of 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. After the 3.25% Note Repurchase, we have $197,500,000 par value of the 3.25% Notes outstanding. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.
     In February 2003, we issued and sold $150,000,000 aggregate principal amount of the 2.25% Notes. Interest on the 2.25% Notes is payable semi-annually, which began on September 15, 2003. The 2.25% Notes are convertible, at the option of the holder, into our common stock at any time prior to their stated maturity, unless previously redeemed or repurchased, at a conversion price of $29.84 per share. Beginning March 20, 2008, the 2.25% Notes became redeemable, in whole or in part, at our option at 100.64% of their principal amount, and thereafter at prices declining to 100% on March 15, 2010. In addition, upon the occurrence of certain events, each holder of the 2.25% Notes may require us to repurchase all or a portion of such holder’s 2.25% Notes at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, for the period to, but excluding, the date of the repurchase.
     During November 2008, we spent $47,423,000 to repurchase $59,934,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents at an average discount to face value of approximately 21 percent. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of approximately $12,175,000 was included in our consolidated financial statements.

     During June 2009, we spent $23,000,000 to repurchase $25,000,000 par value of our 2.25% Notes at an average discount to face value of approximately 8 percent. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $1,923,000 is included in our consolidated financial statements.
     During August 2009, we spent $19,103,000 to repurchase $19,512,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents at an average discount to face value of approximately 2 percent. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $363,000 is included in our consolidated financial statements. After these repurchases, we have $45,554,000 par value of the 2.25% Notes outstanding. We may from time to time seek to prepay or retire our outstanding debt through cash purchases in open market or privately negotiated transactions or otherwise. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.
     On June 22, 2009, we terminated our credit facility (the “Credit Facility”), which was subject to a Second Amended and Restated Loan Agreement, dated as of December 21, 2007, by and among the company, our wholly-owned subsidiary Hutchinson Technology Asia, Inc. (“HTA”), and Bank of America N.A. (“BofA”), as successor by merger to LaSalle Bank National Association (“LaSalle”). We had previously amended the terms of the Credit Facility on November 5, 2008 by the Second Amendment to Second Amended and Restated Loan Agreement, by and among the company, HTA and BofA. We have cash management accounts at BofA. The Credit Facility, as amended, had a maturity date of December 1, 2009. We terminated the Credit Facility because we did not intend to incur additional debt under it before its maturity date and we were uncertain as to our ability to comply with its financial covenants in future periods. The termination of the Credit Facility included the termination of all liens provided for therein. As of its termination, we had no outstanding loans under the Credit Facility. We did not incur any penalties associated with the termination of the Credit Facility.
     A further deterioration in our business or further disruption in the global credit and financial markets and related continuing adverse economic conditions would impact our ability to obtain new financing. We may not be able to obtain new financing on terms acceptable to us, including covenants that we will be able to comply with in the short-term. If we are unable to obtain new financing, if and when necessary, our future financial results and liquidity could be materially adversely affected.
     Our suspension assembly business is capital intensive. The disk drive industry experiences rapid technology changes that require us to make substantial ongoing capital expenditures in product and process improvements to maintain our competitiveness. Significant industry technology transitions often result in increasing our capital expenditures. The disk drive industry also experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction, which also results in fluctuations in our capital expenditures. Cash used for capital expenditures totaled $20,609,000 for 2009, compared to $65,603,000 for 2008, a decrease of $44,994,000. The decrease from 2008 to 2009 was primarily due to the weakened demand for our suspension assemblies in 2009 and our actions to reduce our overall cost structure and increase our cash position. We currently anticipate capital expenditures to be approximately $35,000,000 in 2010, primarily for establishing a Thailand assembly operation, and tooling and manufacturing equipment for new process technology and capability improvements. As the full transition to TSA+ suspensions takes place over the next three to five years, our capital expenditures could increase as we add capacity as needed. Financing of these capital expenditures will be principally from operations, our current cash, cash equivalents and short- and long-term investments, our credit facility or additional financing, if available given current credit market conditions.
     Our capital expenditures for the Disk Drive Components Division are planned based on anticipated customer demand for our suspension assembly products, market demand for disk drives, process improvements to be incorporated in our manufacturing operations and the rate at which our customers adopt new generations of higher performance disk drives and next-generation read/write technology and head sizes, which may require new or improved process technologies, such as additive processing to produce flexures for our TSA+ suspensions. Capital spending is also based on our ability to fund capital expenditures, as needed, with cash generated from operations, our current cash, cash equivalents, short-term investments, the Credit Facility or additional financing, if available given current capital market conditions.
     We manage our capital spending to reflect the capacity that we expect will be needed to meet disk drive industry customer forecasts. However, existing work in process with vendors and lengthy lead times sometimes prevent us from adjusting our capital expenditures to match near-term demand. This can result in underutilization of capacity, which could lower gross profit.
     We will continue to spend significant amounts of money on medical device sales and marketing and research and development in our BioMeasurement Division, which will limit the division’s profitability. In 2009, our BioMeasurement Division incurred an operating loss of $23,485,000, and we expect the division to continue to incur losses for 2010. These losses, along with growing working capital needs as the business grows, will negatively affect our ability to generate cash.

     On May 15, 2009, we entered into an agreement to sell our real property in Sioux Falls, South Dakota and certain related personal property for cash consideration of $12,000,000. The sale closed on July 17, 2009. The sale resulted in a gain of $1,861,000 which was recorded in our fourth quarter of 2009. We closed our Sioux Falls, South Dakota facility at the end of June 2009 and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites.
     On February 4, 2008, we announced that our board of directors had approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. In 2008, we spent $57,632,000 to repurchase 3.6 million shares at an average price of $16.21. The maximum dollar value of shares that may yet be purchased under the share repurchase plan is $72,368,000. All of our repurchases during 2008 were made on the open market. There were no share repurchases in 2009.
     During 2008 and 2009, we entered into contracts to hedge gold commodity price risks through February 2010. The fair value of these contracts recorded on our consolidated balance sheet as of September 27, 2009 was $196,000, included in “Other current assets.” The fair value of these contracts recorded on our consolidated balance sheet as of September 28, 2008 was $105,000 included in “Other current assets” and $516,000 included in “Accrued expenses.” The effective portion is reflected in accumulated other comprehensive income. The amount is net of tax, with a full valuation allowance recorded against it. The gains and losses on these contracts are recorded in cost of sales as the commodities are consumed. Ineffectiveness is calculated as the amount by which the change in fair value of the derivatives exceeds the change in fair value of the anticipated commodity purchases and is recorded in cost of sales. See Note 9 of the Notes to Consolidated Financial Statements for additional information on our derivative instruments.
     In light of current uncertain market and economic conditions, we are aggressively managing our cost structure and cash position to ensure that we will meet our current debt obligations while preserving the ability to make investments that will enable us to respond to customer requirements and achieve long-term profitable growth. We currently believe that our cash and cash equivalents, short-term investments, cash generated from operations and additional financing, if needed and as available given current credit market conditions and our operating performance, will be sufficient to meet our forecasted operating expenses, obligations at maturity of our 2.25% Notes in March 2010, other debt service requirements, debt and equity repurchases and capital expenditures through 2010. Holders of our $197,500,000 par value of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash as early as January 15, 2013. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We cannot be certain that we will be able to raise additional capital on reasonable terms or at all, if needed.
Contractual Obligations
     The following table presents our contractual obligations at September 27, 2009 (in thousands):

	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years		More Than Five Years
Debt	$301,250	$102,804	$946	$		$197,500
Interest expense	109,801	7,070	12,868		12,838	77,025
Operating leases	10,339	4,561	4,138		1,490	150

Total	$421,390	$114,435	$17,952		$14,328	$274,675

     As of September 27, 2009, the FIN 48 liability balance for uncertain tax positions was $7,519,000. We are not able to reasonably estimate in which future periods these amounts will ultimately be settled.
     During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discount to face value rates. After the repurchase, we have $45,554,000 par value of the 2.25% Notes outstanding. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.
     Also, during September 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. After the 3.25% Note Repurchase, we have $197,500,000 par value of the 3.25% Notes outstanding. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is included in our consolidated financial statements.

Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Following are our most critical accounting policies that affect significant areas and involve judgment and estimates. If these estimates differ materially from actual results, the impact to the consolidated financial statements may be material.
     Revenue Recognition — We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.
     For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when product is delivered to a common carrier. Certain of our products are delivered on an FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered to the customer’s premises.
     We also store Disk Drive Components Division inventory in VMI facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.
     We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate.
     Investments — We account for securities available for sale in accordance with Financial Accounting Standards Board (“FASB”) guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ investment. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “(Gain) loss on short- and long-term investments” and “Other income” on our consolidated statements of operations. Trading gains and losses also are included in “(Gain) loss on short- and long-term investments.” Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments. In addition, throughout 2009, the FASB issued various authoritative guidance and enhanced disclosures regarding fair value measurements and impairments of securities which helps in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.
     Our ARS portfolio is classified as short- and long-term investments on our consolidated balance sheet as of September 27, 2009. We believe that long-term classification is appropriate for part of our ARS portfolio due to the uncertainty of when we will be able to sell some of these securities. As of the date of this report, there was insufficient observable ARS market information available to directly determine the fair value of our investments. Using the limited available market valuation information, we performed a discounted cash flow analysis to determine the estimated fair value of the investments.
     Inventory Valuation — Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances.
     We are dependent on a limited number of customers and a limited number of product programs for each customer. Because our products are custom built, we typically cannot shift work-in-process or finished goods from customer to customer or from one program to another for a particular customer. We evaluate inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimated demand, inventory on hand, sales levels and other information. We write down excess and obsolete inventory to the lower of cost or market based on the analysis.
     Long-Lived Assets — We evaluate the carrying value of long-lived assets, consisting primarily of property, plant and equipment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such events or circumstances include, but are not limited to, a prolonged industry downturn or significant reductions in projected future cash flows. In assessing the recoverability of long-lived assets, we compare the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the assets will be written down based on the excess of the carrying amount over the fair value of the assets. Fair value would generally be determined by calculating the discounted future cash flows using a discount rate based upon our weighted average cost of capital. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows. Changes in these estimates could have a material effect on the assessment of long-lived assets.
     Income Taxes — We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our statement of operations.
     Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 27, 2009, and September 28, 2008, we had valuation allowances of $147,889,000 and $85,125,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance was appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.
Other Matters
     See Note 1 to the consolidated financial statements contained in Item 15 for a discussion of recent accounting pronouncements.
     The American Jobs Creation Act of 2004 (“AJCA”) was signed into law on October 22, 2004. The AJCA contains two provisions that affect us. The first provision is the repeal of the EIE provisions, which were phased out on a calendar-year basis with the benefit ending December 31, 2006. The second provision of the AJCA that affects us is the introduction of a deduction for a percentage of income from domestic production activities. The deduction is limited in any fiscal year in which a taxpayer uses NOL carryforwards. For 2007 and 2008, we did not realize any benefit from this deduction as we have unused NOL carryforwards. The deduction is phased in on a calendar-year basis and will be fully phased in for our fiscal year ending September 25, 2011.
Inflation
     Management believes inflation has not had a material effect on our operations or on our financial condition. We cannot be sure that our business will not be affected by inflation in the future.
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
     We have no earnings or cash flow exposure due to market risk on our debt obligations that are subject to fixed interest rates. Interest rate changes, however, would affect the fair market value of this fixed rate debt. At September 27, 2009, we had fixed rate debt with a par value of $245,551,000 and a fair market value of approximately $199,329,000.
     Our investing activities are guided by an investment policy, which is reviewed at least annually by our board of directors, and whose objectives are preservation and safety of capital, maintenance of necessary liquidity and maximizing of the rate of return within the stated guidelines. Our policy provides guidelines as to the maturity, concentration limits and credit quality of our investments, as well as guidelines for communication, authorized securities and other policies and procedures in connection with our investing activities.
     We are exposed to various market risks and potential loss arising from changes in interest rates in connection with our cash, cash equivalents and marketable securities held in investment accounts.

     Our ARS portfolio had an aggregate par value of $100,650,000 at September 28, 2008 and $91,325,000 at September 27, 2009. The reduction in par value was due to sales and redemptions of portions of the ARS that we held. We determine the estimated fair value of our ARS portfolio each quarter. At September 28, 2008, we estimated the fair value of our ARS portfolio to be $92,166,000. Throughout 2009, we sold and redeemed an aggregate of $9,325,000 of our ARS for $8,481,000 in cash. As of September 27, 2009, the estimated fair value of our ARS portfolio was $90,244,000. The increase in fair value from September 28, 2008, includes $6,559,000 of realized and unrealized gains related to the Rights Offering and increased value of ARS due to changes in the interest rate spread used in our discounted cash flow model. Our ARS portfolio consists primarily of AAA/Aaa-rated securities that are collateralized by student loans that are primarily 97% guaranteed by the U.S. government under the Federal Family Education Loan Program. None of our ARS portfolio consists of mortgage-backed obligations.
     Prior to February 2008, the ARS market historically was highly liquid and our ARS portfolio typically traded at auctions held every 28 or 35 days. Starting in February 2008, most of the ARS auctions in the marketplace have “failed,” including auctions for all of the ARS we hold, meaning that there was not enough demand to sell the entire issue at auction. The immediate effect of a failed auction is that the interest rate on the security generally resets to a contractual rate and holders cannot liquidate their holdings. The contractual rate at the time of a failed auction for the majority of the ARS we hold is based on a trailing twelve month ninety-one day U.S. treasury bill rate plus 1.20% or a one-month LIBOR rate plus 1.50%. Other contractual factors may result in rate restrictions based on the profitability of the issuer or may impose temporary rates that are significantly higher or lower. We continue to earn and receive interest at these contractual rates on our ARS portfolio. Our ARS portfolio will continue to be offered for auction until the auction succeeds, the issuer calls the security, the security matures (after a term of up to 38 years), the ARS are repurchased pursuant to the Rights Offering or, in light of recent uncertainties in the global credit and financial markets, we may decide not to hold to final maturity if the opportunity arises to sell these securities on reasonable terms. There is no assurance that future auctions of securities in our ARS portfolio will be successful. As a result, our ability to voluntarily liquidate and recover the carrying value of some or our entire ARS portfolio may be limited for an indefinite period of time (up to a maximum of each security’s final maturity date). This limitation could negatively affect our overall liquidity.
     Effective December 19, 2008, we entered into the UBS Settlement to provide liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The UBS Settlement provides for certain arrangements, one of which is our acceptance of an offer by UBS to issue to us ARS rights pursuant to the Rights Offering, which allow us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS have not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). In addition, UBS has the right to sell the ARS it holds on our behalf at any time on or before July 2, 2012, as long as we are paid the par value of the securities upon their disposition.
     As part of the UBS Settlement, we also entered into the UBS Credit Line, secured only by the ARS we hold in accounts with UBS. The proceeds derived from any sales of the ARS we hold in accounts with UBS will be applied to repayment of the UBS Credit Line. As of September 27, 2009, we currently have drawn down $55,699,000 of the UBS Credit Line available to us. UBS Credit may demand payment of borrowings under the UBS Credit Line only if it provides a replacement credit facility on substantially the same terms to us that is fully advanced in the amount of the then outstanding principal of the UBS Credit Line, or if it repurchases all of the pledged ARS at par.
     Our borrowing under the UBS Credit Line is treated as a “no net cost loan,” which means that the interest that we pay on the credit line will not exceed the interest that we receive on the ARS pledged by us as security for the UBS Credit Line. The rate for the majority of the ARS we hold is based on a trailing twelve month ninety-one day U.S. treasury bill rate plus 1.20%. Other contractual factors may result in rate restrictions based on the profitability of the issuer or may impose temporary rates that are significantly higher or lower. UBS Credit may demand payment of borrowings under the UBS Credit Line only if it provides a replacement credit facility on substantially the same terms to us that is fully advanced in the amount of the then outstanding principal of the UBS Credit Line, or if it repurchases all of the pledged ARS at par.
     Our ARS portfolio and the Rights Offering are classified as short- and long-term investments on our consolidated balance sheet. A portion of the ARS portfolio was reclassified as short-term due to the terms of the UBS Settlement, which includes the Rights Offering. The balance of the ARS portfolio is classified as long-term due to the uncertainty of when we will be able to sell these securities. As of the date of this report, there was insufficient observable ARS market information available to directly determine the fair value of our investments, including the Rights Offering. Using the limited available market valuation information, we performed a discounted cash flow analysis to determine the estimated fair value of the investments and recorded an unrealized gain of $2,169,000, plus an other-than-temporary realized gain of $353,000 as of September 27, 2009. This overall increase in fair value was due to a favorable change in the interest rate spread used in our discounted cash flow model. We elected the fair value option described in Note 1 below) on September 29, 2008, and subsequently elected to treat the portion of our ARS portfolio subject to the Rights Offering as trading securities valued under the fair value method. Accordingly, we recorded a benefit of $8,577,000 as of December 28, 2008, related to the

Rights Offering in “Long-term investments” on our consolidated balance sheets and a corresponding gain in “Other income” on our consolidated statements of operations. As of September 27, 2009, we reduced the estimated fair value of the Rights Offering to $4,037,000. The valuation models we used to estimate the fair market values included numerous assumptions such as assessments of credit quality, contractual rate, expected cash flows, discount rates, expected term and overall ARS market liquidity. Our valuations are sensitive to market conditions and management judgment and can change significantly based on the assumptions used. If we are unable to sell our ARS at auction or our assumptions differ from actual results, we may be required to record additional impairment charges on these investments.
     We will continue to assess the impact that the current illiquidity of a portion of our ARS will have on our ability to execute our current business plan. Our current business plan, however, is subject to change depending on, among other things, deterioration in our business, further disruption in the global credit and financial markets and related continuing adverse economic conditions. Our ability to execute our current business plan may in the future be impacted by the continued illiquidity of our ARS investments. All of our sales transactions in our Disk Drive Components Division are denominated in United States dollars and thus are not subject to risk due to currency exchange fluctuations. Certain sales transactions in our BioMeasurement Division are denominated in foreign currencies.
     We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party risk by entering into derivative contracts only with major financial institutions with investment grade credit ratings and by limiting the amount of exposure to each financial institution. The terms of certain derivative instruments contain a credit clause under which each party has a right to settle at market if the other party is downgraded below investment grade. As of September 27, 2009, the fair market value of all derivative contracts on our consolidated balance sheet was a net asset of $196,000. See Note 9 of the Notes to Consolidated Financial Statements for additional information on our derivative instruments.

Item 8.Financial Statements and Supplementary Data
CONSOLIDATED STATEMENTS OF OPERATIONS
Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 27,	September 28,	September 30,
	2009 (1)(2)	2008 (1)(2)	2007 (1)(2)
	(as adjusted)	(as adjusted)	(as adjusted)
	(In thousands, except per share data)
Net sales	$408,022	$631,619	$716,103
Cost of sales	400,488	546,139	593,862

Gross profit	7,534	85,480	122,241
Research and development expenses	26,776	39,711	55,245
Selling, general and administrative expenses	54,880	73,303	76,943
Severance and other expenses (Note 1)	29,586	1,061	8,728
Litigation charge (Note 1)	—	2,003	—
Asset impairment and other charges (Note 1)	71,809	—	—

Loss from operations	(175,517)	(30,598)	(18,675)
Other income, net	1,536	2,172	4,061
Gain on extinguishment of long term debt	17,253	—	—
Interest income	3,184	10,519	15,414
Interest expense	(19,762)	(19,767)	(17,995)
Impairment of long-term investments (Note 1)	4,390	(8,484)	—

Loss before income taxes	(168,916)	(46,158)	(17,195)
(Benefit) provision for income taxes (Note 3)	(209)	60,709	(19,721)

Net (loss) income	$(168,707)	$(106,867)	$2,526

Basic (loss) earnings per share	$(7.27)	$(4.38)	$0.10

Diluted (loss) earnings per share	$(7.27)	$(4.38)	$0.10

Weighted-average common shares outstanding	23,214	24,411	25,988

Weighted-average diluted shares outstanding	23,214	24,411	26,041

(1)	Derived from our 2009 and 2008 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Hutchinson Technology Incorporated and Subsidiaries

	September 27,	September 28, 2008
	2009 (1)(2)	(1)(2)
	(as adjusted)	(as adjusted)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$106,391	$62,309
Short-term investments including $3,031 and $1,690 restricted in cash	96,316	108,944
Trade receivables, net	63,448	100,928
Other receivables	8,445	8,847
Inventories	46,878	76,459
Other current assets (Note 8)	4,932	7,326

Total current assets	326,410	364,813

Long-term investments	24,316	92,166

Property, plant and equipment, at cost:
Land, buildings and improvements	211,529	245,646
Equipment	744,417	967,872
Construction in progress	14,120	34,409
Less: Accumulated depreciation	(690,730)	(832,839)

Net property, plant and equipment	279,336	415,088
Other assets (Note 8)	5,425	9,220

	$635,487	$881,287

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$102,804	$1,444
Accounts payable	17,536	26,519
Accrued expenses	11,183	14,537
Accrued compensation	13,139	21,178

Total current liabilities	144,662	63,678

Convertible subordinated notes	166,464	330,810
Long-term debt, less current maturities	946	2,498
Other long-term liabilities	1,705	3,009
Commitments and contingencies (Notes 2, 5 and 6) Shareholders’ investment:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,359,000 and 22,941,000 issued and outstanding	234	229
Additional paid-in capital	418,572	412,824
Accumulated other comprehensive income (loss)	2,503	(869)
Accumulated (loss) earnings	(99,599)	69,108

Total shareholders’ investment	321,710	481,292

	$635,487	$881,287

(1)	Derived from our 2009, 2008 and 2007 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Hutchinson Technology Incorporated and Subsidiaries

	Fiscal Years Ended
	September 27, 2009	September 28, 2008 (1)(2)	September 30, 2007
	(1)(2)		(1)(2)
	(as adjusted)	(as adjusted)	(as adjusted)
		(In thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(168,707)	$(106,867)	$2,526
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	76,566	111,856	118,820
Stock-based compensation	4,244	5,976	4,784
Provision (benefit) for deferred taxes (Note 3)	—	62,498	(24,670)
(Gain) loss on short- and long-term investments (Note 1)	(4,390)	8,484	—
(Gain) loss on disposal of assets	(1,762)	893	12
Asset impairment charge (Note 1)	71,640	—	—
Non-cash interest expense	8,793	8,075	7,562
Gain on extinguishment of debt	(17,253)	—	—
Litigation charge (Note 1)	—	2,003	—
Write-off of design costs (Note 1)	—	—	2,577
Changes in operating assets and liabilities (Note 7)	50,169	(2,582)	(8,821)

Cash provided by operating activities	19,300	90,336	102,790

INVESTING ACTIVITIES:
Capital expenditures	(20,609)	(65,603)	(102,239)
Proceeds from the sale of PP&E	12,205	—	—
Purchases of marketable securities	(46,883)	(960,216)	(1,895,490)
Sales/maturities of marketable securities	133,819	983,821	1,912,663

Cash provided by (used for) investing activities	78,532	(41,998)	(85,066)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	1,508	8,529	7,709
Net proceeds from loan	55,699	—	—
Repayment of short- and long-term debt	(110,957)	(1,346)	(1,255)
Repurchase of common stock (Note 10)	—	(57,721)	—

Cash (used for) provided by financing activities	(53,750)	(50,538)	6,454

Net increase (decrease) in cash and cash equivalents	44,082	(2,200)	24,178
Cash and cash equivalents at beginning of year	62,309	64,509	40,331

Cash and cash equivalents at end of year	$106,391	$62,309	$64,509

(1)	Derived from our 2009, 2008 and 2007 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ INVESTMENT
Hutchinson Technology Incorporated and Subsidiaries

				Accumulated
	Common Stock		Additional	Other		Total
			Paid-In	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Capital	Income (Loss)	Earnings	Investment
			(In thousands)
Balance, September 24, 2006 (as adjusted) (1)(2)	25,638	$256	$438,906	$(222)	$177,732	$616,672

Exercise of stock options	276	$3	$4,801	$—	$—	$4,804
Issuance of common stock	160	2	2,903	—	—	2,905
Stock-based compensation (Note 5)	—	—	4,784	—	—	4,784
Tax benefit on stock option exercises	—	—	814	—	—	814
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $145	—	—	—	251
Net income	—	—	—	—	2,526
Total comprehensive income						2,777

Balance, September 30, 2007 (as adjusted) (1)(2)	26,074	$261	$452,208	$29	$180,258	$632,756

Exercise of stock options	253	$2	$5,970	$—	$—	$5,972
Issuance of common stock	170	2	2,555	—	—	2,557
Stock-based compensation (Note 5)	—	—	5,976	—	—	5,976
Tax provision on stock option exercises	—	—	(483)	—	—	(483)
Repurchase of common stock	(3,556)	(36)	(53,402)	—	(4,283)	(57,721)
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $0	—	—	—	139
Unrealized loss on derivatives, net of income taxes of $0	—	—	—	(1,037)
Net loss	—	—	—	—	(106,867)
Total comprehensive loss						(107,765)

Balance, September 28, 2008 (as adjusted) (1)(2)	22,941	$229	$412,824	$(869)	$69,108	$481,292

Exercise of stock options		$—	$32	$—	$—	$32
Issuance of common stock	418	5	1,472	—	—	1,477
Stock-based compensation (Note 5)	—	—	4,244	—	—	4,244
Components of comprehensive income:
Unrealized gain on securities available for sale, net of income taxes of $0	—	—	—	2,069
Unrealized gain on derivatives, net of income taxes of $0	—	—	—	1,303
Net loss	—	—	—	—	(168,707)
Total comprehensive loss						(165,335)

Balance, September 27, 2009 (as adjusted) (1)(2)	23,359	$234	$418,572	$2,503	$(99,599)	$321,710

(1)	Derived from our 2009, 2008 and 2007 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Hutchinson Technology Incorporated and Subsidiaries
(Columnar dollar amounts in thousands except per share amounts)
1. Summary of Significant Accounting Policies
Principles of Consolidation
     The consolidated financial statements include the accounts of Hutchinson Technology Incorporated and its subsidiaries (“we,” “our” and “us”), all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
     Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. If these estimates differ materially from actual results, the impact to the consolidated financial statements may be material.
Accounting Pronouncements
     Throughout 2009, the Financial Accounting Standards Board (“FASB”) issued various authoritative guidance and enhanced disclosures regarding fair value measurements and impairments of securities which helps in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. These provisions are effective for us for the fiscal quarter ended June 28, 2009. The additional disclosures required by these provisions are included in Note 1 below. The adoption of these provisions did not have a material impact on our consolidated financial statements.
     In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance specifies that convertible debt instruments that may be settled in cash upon conversion shall be separately accounted for by allocating a portion of the fair value of the instrument as a liability and the remainder as equity. The excess of the principal amount of the liability component over its carrying amount shall be amortized to interest cost over the effective term. The provisions of this guidance apply to our 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”), discussed in Note 2 below. We adopted the provisions of this guidance beginning in our first quarter of 2010. This guidance requires us to recognize additional (non-cash) interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature. Furthermore, the guidance requires a retrospective adjustment for recognition of interest expense in prior periods. Accordingly, we have made certain adjustments to the presentation of prior period in our consolidated financial statements. Upon adoption of this guidance we began recording additional non-cash interest expense, which we expect will total approximately $8,500,000 to $10,000,000 annually or $2,000,000 to $2,700,000 per quarter in 2010 through 2013.
     The adoption of this guidance required us to allocate the original $225,000,000 proceeds received from the issuance of our 3.25% Notes between the applicable debt and equity components. Accordingly, we have allocated $160,584,000 of the proceeds to the debt component of our 3.25% Notes and $40,859,000, net of deferred taxes of $23,557,000, to the equity conversion feature. At September 28, 2008, a full valuation allowance was recorded against our deferred tax assets. During the fourth quarter of 2009, we repurchased $27,500,000 par value of our 3.25% Notes leaving $197,500,000 par value outstanding. The debt component allocation was based on the estimated fair value of similar debt instruments without a conversion feature as determined by using a discount rate of 8.75%, which represents our estimated borrowing rate for such debt as of the date of our 3.25% Notes issuance. The difference between the cash proceeds associated with our 3.25% Notes and the debt component was recorded as a debt discount with a corresponding offset to additional paid-in-capital, net of applicable deferred taxes, representing the equity conversion feature. The debt discount that we recorded is being amortized over seven years, the expected term of our 3.25% Notes (January 19, 2006 through January 15, 2013), using the effective interest method resulting in additional non-cash interest expense. As of September 27, 2009, the remaining period over which the debt discount will be amortized is approximately 3 years.

     The carrying amounts of our 3.25% Notes included in our consolidated balance sheets were as follows (in thousands):

	September 27, 2009	September 28, 2008
	(as adjusted)	(as adjusted)
Principal balance	$197,500	$225,000
Debt discount	(31,036)	(44,190)

3.25% Notes, net	$166,464	$180,810

     We have recorded the following interest expense related to our 3.25% Notes in the periods presented (in thousands):

	Fiscal Years Ended
	September 27, 2009	September 28, 2008	September 30, 2007
	(as adjusted)	(as adjusted)	(as adjusted)
Coupon rate of interest (cash interest)	$7,260	$7,272	$7,434
Debt discount amortization (non-cash interest)	8,793	8,075	7,562

Net interest expense for the 3.25% Notes	$16,053	$15,347	$14,996

     The following tables reflect the impact that adoption of this guidance had on our consolidated financial statements (in thousands, except per share data) for the periods presented.
     Consolidated balance sheets:

	September 27,		September 28,
	2009	September 27,	2008	September 28,
	As Originally	2009	As Originally	2008
	Reported	As Adjusted	Reported	As Adjusted
Convertible subordinated notes	$197,500	$166,464	$375,000	$330,810
Additional paid-in capital	377,713	418,572	371,965	412,824
Accumulated loss	(89,776)	(99,599)	65,777	69,108
Total shareholders’ investment	290,674	321,710	437,102	481,292
Total liabilities and shareholders’ investment	635,487	635,487	881,287	881,287
     Consolidated statement of operations:

	September 27,		September 28,		September 30,
	2009	September	2008	September	2007	September
	As Originally	27, 2009	As Originally	28, 2008	As Originally	30, 2007
	Reported	As Adjusted	Reported	As Adjusted	Reported	As Adjusted
Interest expense	$(10,969)	$(19,762)	$(11,692)	$(19,767)	$(10,433)	$(17,995)
Gain on extinguishment of long-term debt	21,614	17,253
(Loss) income before income taxes	(155,762)	(168,916)	(38,083)	(46,158)	(9,633)	(17,195)
(Benefit) provision for income taxes	(209)	(209)	79,765	60,709	(16,898)	(19,721)
Net (loss) income	(155,553)	(168,707)	(117,848)	(106,867)	7,265	2,526
Basic and diluted loss per share	(6.70)	(7.27)	(4.83)	(4.38)	0.28	0.10
     As of September 25, 2006, the cumulative effect of the change in accounting principle related to the convertible debt on retained earnings and additional paid-in capital was approximately $(2,911,000) and $40,859,000, respectively. The adoption of this guidance did not impact our total cash provided by (used for) operating, investing or financing activities on the condensed consolidated statements of cash flows — unaudited for the periods presented.
     In March 2008, the FASB issued enhanced disclosure requirements for derivative instruments and hedging activities. The additional disclosures are intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

The adoption of this statement did not have a material impact on our consolidated financial statements. The additional disclosures required by this guidance are included in Note 9 below.
     In February 2007, the FASB issued authoritative guidance which allows companies to choose to measure certain eligible financial assets and financial liabilities at fair value (the fair value option) to measure specified financial instruments and warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. On September 29, 2008, we have elected the fair value option on our acceptance of the Rights Offering (described in Note 1 below) that was a part of a settlement to resolve pending litigation related to our auction rate securities (“ARS”) portfolio held with UBS (defined in Note 1 below). The resulting valuation of the Rights Offering is included in “Long-term investments” on our consolidated balance sheets. Measuring the Rights Offering at fair value leads to greater symmetry between the accounting for the ARS we hold with other parties and the Rights Offering and more accurately represents the economics of the two assets.
     In September 2006, the FASB issued authoritative guidance that clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. This guidance became effective for fiscal years beginning after November 15, 2007, our fiscal year 2009. The adoption of this statement did not have a material impact on our consolidated financial statements. The additional disclosures required by this guidance are included in Note 4 below.
Fiscal Year
     Our fiscal year is the fifty-two/fifty-three week period ending on the last Sunday in September. The fiscal year ended September 30, 2007, is a fifty-three week period and the fiscal years ended September 28, 2008, and September 27, 2009, are both fifty-two week periods.
Revenue Recognition
     We recognize revenue from the sale of our products when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is reasonably assured. Amounts billed to customers for shipping and handling costs associated with products sold are classified as revenue.
     For all sales, we use a binding purchase order as evidence of an arrangement. Delivery generally occurs when product is delivered to a common carrier. Certain of our products are delivered on an FOB destination basis. We defer our revenue associated with these transactions until the product has been delivered and accepted to the customer’s premises.
     We also store Disk Drive Component Division inventory in “vendor managed inventory,” or VMI, facilities, which are warehouses located close to the customer’s manufacturing facilities. Revenue is recognized on sales from such facilities upon the transfer of title and risk of loss, following the customer’s acknowledgement of the receipt of the goods.
     We also enter into arrangements with customers that provide us with reimbursement for engineering services and specific program capacity to partially offset the costs of our investment. We recognize the associated revenue over the estimated life of the program to which the services and capacity relate. The deferred revenue related to these reimbursements as recorded on our consolidated balance sheet as of September 27, 2009, and September 28, 2008, was $2,142,000 and $2,391,000, respectively, included in “Accrued expenses” and $650,000 and $2,895,000, respectively, included in “Other long-term liabilities.”
Cash and Cash Equivalents
     Cash equivalents consist of all highly liquid investments with original maturities of ninety days or less.
Investments
     Our short-term investments are comprised of certificates of deposit, United States government debt securities, corporate notes, ARS, and commercial paper. Our long-term investments are comprised of ARS. We account for securities available for sale in accordance with FASB guidance regarding accounting for certain investments in debt and equity securities, which requires that available-for-sale and trading securities be carried at fair value. Unrealized gains and losses deemed to be temporary on available-for-sale securities are reported as other comprehensive income (“OCI”) within shareholders’ investment. Realized gains and losses and decline in value deemed to be other than temporary on available-for-sale securities are included in “(Gain) loss on short- and long-term investments” and “Other income” on our consolidated statements of operations. Trading gains and losses also are included in “(Gain) loss on short- and long-term investments.” Fair value of the securities is based upon quoted market prices in active markets or estimated fair value when quoted market prices are not available. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis. We classify our securities available-for-sale as short- or long-term based upon management’s intent and ability to hold these investments. In addition, throughout 2009, the FASB issued various authoritative guidance and enhanced disclosures regarding fair value measurements and impairments of securities which helps in determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.
     A summary of our securities available for sale as of September 27, 2009, and September 28, 2008, is as follows:

	September 27, 2009
		Gross Realized		Gross Unrealized		Recorded
	Cost Basis	Gains	Losses	Gains	Losses	Basis
Available-for-sale securities
Short-term investments
Debt securities	$30,320	$—	$—	$68	$—	$30,388

Long-term investments
ARS	25,200	—	3,053	746	—	24,316
Total available-for-sale securities	55,520	—	3,053	814	—	54,704

Trading securities
Short-term investments
ARS — secured	66,125	—	4,234	—	—	61,891

Other
Rights Offering	—	4,037	—	—	—	4,037

	$121,645	$4,037	$7,287	$814	$—	$120,632

	September 28, 2008
		Gross Realized		Gross Unrealized		Recorded
	Cost Basis	Gains	Losses	Gains	Losses	Basis
Short-term investments:
Government securities	$108,776	$—	$—	$168	$—	$108,944

Long-term investments:
ARS	106,650	—	8,484	—	—	92,166

	$209,426	$—	$8,484	$168	$—	$201,110

     As of September 27, 2009, our short-term investments mature within one year. Our long-term ARS investments could take until final maturity (up to 38 years) to realize their par value.
     Our ARS portfolio had an aggregate par value of $100,650,000 at September 28, 2008 and $91,325,000 at September 27, 2009. The reduction in par value was due to sales and redemptions of portions of the ARS that we held. We determine the estimated fair value of our ARS portfolio each quarter. At September 28, 2008, we estimated the fair value of our ARS portfolio to be $92,166,000. Throughout 2009, we sold and redeemed an aggregate of $9,325,000 of our ARS for $8,481,000 in cash. As of September 27, 2009, the estimated fair value of our ARS portfolio was $90,244,000. The increase in fair value from September 28, 2008, includes $6,559,000 of realized and unrealized gains related to the Rights Offering and increased value of ARS due to changes in the interest rate spread used in our discounted cash flow model, as discussed below. Our ARS portfolio consists primarily of AAA/Aaa-rated securities that are collateralized by student loans that are primarily 97% guaranteed by the U.S. government under the Federal Family Education Loan Program. None of our ARS portfolio consists of mortgage-backed obligations.
     Prior to February 2008, the ARS market historically was highly liquid and our ARS portfolio typically traded at auctions held every 28 or 35 days. Starting in February 2008, most of the ARS auctions in the marketplace have “failed,” including auctions for all of the ARS we hold, meaning that there was not enough demand to sell the entire issue at auction. The immediate effect of a failed auction is that the interest rate on the security generally resets to a contractual rate and holders cannot liquidate their holdings. The contractual rate at the time of a failed auction for the majority of the ARS we hold is based on a trailing twelve month ninety-one day U.S. treasury bill rate plus 1.20% or a one-month LIBOR rate plus 1.50%. Other contractual factors may result in rate restrictions based on the profitability of the issuer or may impose temporary rates that are significantly higher or lower. We continue to earn and receive interest at these contractual rates on our ARS portfolio. Our ARS portfolio will continue to be offered for auction until the auction succeeds, the issuer calls the security, the security matures (after a term of up to 38 years), the ARS are repurchased pursuant to the Rights Offering described below or, in light of recent uncertainties in the global credit and financial markets, we may decide not to hold to final maturity if the opportunity arises to sell these securities on reasonable terms.
     Effective December 19, 2008, we entered into a settlement (the “UBS Settlement”) with UBS AG, UBS Financial Services Inc. and UBS Securities LLC (collectively, “UBS”) to provide liquidity for our ARS portfolio held with UBS and to resolve pending litigation between the parties. The UBS Settlement provides for certain arrangements, one of which is our acceptance of an offer by UBS to issue to us ARS rights (the “Rights Offering”), which allow us to require UBS to repurchase at par value all of the ARS held by us in accounts with UBS at any time during the period from June 30, 2010, through July 2, 2012 (if our ARS have not previously been sold by us or by UBS on our behalf or redeemed by the respective issuers of those securities). In addition, UBS has the right to sell the ARS it holds on our behalf at any time on or before July 2, 2012, as long as we are paid the par value of the securities upon their disposition.
     As part of the UBS Settlement, we also entered into a loan agreement with UBS Credit Corp. (“UBS Credit”), which provides us with a line of credit (the “UBS Credit Line”) secured only by the ARS we hold in accounts with UBS. The proceeds derived from any sales of the ARS we hold in accounts with UBS will be applied to repayment of the UBS Credit Line. As of September 27, 2009, we have drawn down $55,699,000 of the UBS Credit Line available to us. UBS Credit may demand payment of borrowings under the UBS Credit Line only if it provides a replacement credit facility on substantially the same terms to us that is fully advanced in the amount of the then outstanding principal of the UBS Credit Line, or if it repurchases all of the pledged ARS at par.
     Our ARS portfolio and the Rights Offering are classified as short- and long-term investments on our consolidated balance sheets. A portion of the ARS’ were reclassified as short-term due to the terms of the UBS Settlement, which includes the Rights Offering. The balance of the ARS’ are classified as long-term due to the uncertainty of when we will be able to sell these securities. As of the date of this report, there was insufficient observable ARS market information available to directly determine the fair value of our investments, including the Rights Offering. Using the limited available market valuation information, we performed a discounted cash flow analysis to determine the estimated fair value of the investments and recorded an unrealized gain of $2,169,000, plus an other than temporary realized gain of $353,000 as of September 27, 2009. This overall increase in fair value was due to a favorable change in the interest rate spread used in our discounted cash flow model. We elected the fair value option (described above) on September 29, 2008, and subsequently elected to treat the portion of our ARS portfolio subject to the Rights Offering as trading securities valued under the fair value method. Accordingly, we recorded a benefit of $8,577,000 as of December 28, 2008, related to the Rights Offering in “Long-term investments” on our consolidated balance sheets and a corresponding gain in “Other income” on our consolidated statements of operations. As of September 27, 2009, we reduced the estimated fair value of the Rights Offering to $4,037,000. The valuation models we used to estimate the fair market values included numerous assumptions such as assessments of credit quality, contractual rate, expected cash flows, discount rates, expected term and overall ARS market liquidity. Our valuations are sensitive to market conditions and management judgment and can change significantly based on the assumptions used. If we are unable to sell our ARS at auction or our assumptions differ from actual results, we may be required to record additional impairment charges on these investments.
     As of September 27, 2009 and September 28, 2008, we have $3,031,000 and $1,690,000, respectively, of short-term investments that are restricted in use. For September 27, 2009, these amounts cover an outstanding letter of credit, a security for our self-insured workers compensation programs and market positions on outstanding gold hedges. As of September 28, 2008, this amount is a security for our self-insured workers compensation programs.
Trade Receivables
     We grant credit to our customers, but generally do not require collateral or any other security to support amounts due. Trade receivables of $63,448,000 at September 27, 2009, and $100,928,000 at September 28, 2008, are net of allowances of $499,000 and $731,000, respectively. As of September 27, 2009, allowances of $499,000 consisted of a $224,000 allowance for doubtful accounts and a $275,000 allowance for sales returns. As of September 28, 2008, allowances of $731,000 consisted of a $32,000 allowance for doubtful accounts and a $699,000 allowance for sales returns. Our trade receivables balance declined $37,480,000 from September 28, 2008 due to a significant decrease in net sales during 2009.

     We generally warrant that the products sold by us will be free from defects in materials and workmanship for a period of one year or less following delivery to our customer. Upon determination that the products sold are defective, we typically accept the return of such products and refund the purchase price to our customer. We record a provision against revenue for estimated returns on sales of our products in the same period that the related revenues are recognized. We base the allowance on historical product returns, as well as existing product return authorizations. The following table reconciles the changes in our allowance for sales returns under warranties:

		Increases in the	Reductions in the
		Allowance Related to	Allowance for Returns
	Beginning Balance	Warranties Issued	Under Warranties	Ending Balance
2009	$699	$1,158	$(1,582)	$275
2008	$397	$4,046	$(3,744)	$699
Inventories
     Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. Inventories consisted of the following at September 27, 2009, and September 28, 2008:

	2009	2008
Raw materials	$21,069	$26,290
Work in process	9,990	15,847
Finished goods	15,819	34,322

	$46,878	$76,459

Property and Depreciation
     Property, plant and equipment are stated at cost. Costs of renewals and betterments are capitalized and depreciated. Maintenance and repairs are charged to expense as incurred.
     Buildings and leasehold improvements are depreciated on a straight-line basis and equipment is depreciated using a 150% declining balance method or straight-line basis for financial reporting purposes. Property is depreciated using primarily accelerated methods for tax reporting purposes. Estimated useful lives for financial reporting purposes are as follows:

Buildings	25 to 35 years
Leasehold improvements	5 to 10 years
Equipment	1 to 15 years
Engineering and Process Development
     Our engineers and technicians are responsible for the implementation of new technologies, as well as process and product development and improvements. Expenditures related to these activities totaled $61,545,000 in 2009, $75,043,000 in 2008 and $88,462,000 in 2007. Of these amounts, $26,776,000 in 2009, $39,711,000 in 2008 and $55,245,000 in 2007 are classified as research and development expenses, with the remainder relating to quality, engineering and manufacturing support, classified as cost of sales.

Severance and Other Expenses
     A summary of our severance and other expenses as of September 27, 2009, is as follows:

	Severance and
	Benefits	Other Expenses	Total
Accrual balances, September 24, 2006	$—	$—	$—
Restructuring charges	6,151	2,577	8,728
Cash payments	(6,151)	(2,577)	(8,728)

Accrual balances, September 30, 2007	$—	$—	$—

Restructuring charges	1,061	—	1,061
Cash payments	(1,061)	—	(1,061)

Accrual balances, September 28, 2008	$—	$—	$—

Restructuring charges	28,731	855	29,586
Cash payments	(28,731)	(855)	(29,586)

Accrual balances, September 27, 2009	$—	$—	$—

     In response to weakened demand and due to changing and uncertain market and economic conditions, we took actions to reduce our cost structure in 2009. During the first quarter of 2009, we announced a restructuring plan that included eliminating positions company-wide. During January 2009, we eliminated approximately 1,380 positions. The workforce reduction resulted in a charge for severance and other expenses of $19,527,000, which was included in our financial results for the thirteen weeks ended December 28, 2008. As of June 28, 2009, the full amount of that severance has been paid.
     During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We initiated the closure of our Sioux Falls, South Dakota facility, which we completed at the end of June 2009, and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. The assembly operations consolidation resulted in a net elimination of approximately 220 positions. In addition, we consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. We also reduced the workforce in our components operation in Eau Claire, Wisconsin by approximately 100 positions. The second quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,787,000. As of September 27, 2009, the full amount of that severance has been paid.
     During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected significant reduction of suspension assembly shipments to our customer, Seagate Technology, LLC. The restructuring actions included eliminating approximately 300 additional positions, bringing our overall employment to about 2,500 positions at the end of the third quarter of 2009. The third quarter 2009 workforce reductions resulted in a charge for severance and other expenses of $4,894,000. As of September 27, 2009, the full amount of that severance has been paid.
     During 2009, Other expenses include $855,000 of costs related to the Sioux Falls, South Dakota facility closure and assembly consolidation actions
     During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000, which was fully paid during the third quarter of 2008.
     During the third quarter of 2007, we eliminated approximately 500 positions in our workforce, including manufacturing and manufacturing support, administrative and development positions at all plant sites. The workforce reduction resulted in a charge for severance expenses of $6,151,000, which was fully paid during the fourth quarter of 2007.
Asset Impairment
     During the first quarter of 2009, we recorded non-cash impairment charges of $32,280,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. The impairment review was triggered by weakened demand for suspension assemblies and uncertain future market conditions. In response to these conditions, we made structural changes to consolidate some of our component and assembly manufacturing among our sites.

     During the second quarter of 2009, in response to further weakened demand for suspension assemblies, we took actions to further restructure the company and reduce our overall cost structure in our Disk Drive Components Division. We initiated the closure of our Sioux Falls, South Dakota facility, which we completed at the end of June 2009, and consolidated the related suspension assembly operations into our Eau Claire, Wisconsin and Hutchinson, Minnesota sites. In addition, we consolidated photoetching operations into our Hutchinson, Minnesota site and trace operations into our Eau Claire, Wisconsin site to achieve improvements in efficiency and facility utilization and to reduce operating costs. As a result of these restructuring actions, we recorded additional non-cash impairment charges of $18,688,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations.
     During the third quarter of 2009, we took additional actions to further restructure the company to adjust to market conditions and the expected significant reduction of suspension assembly shipments to our customer, Seagate. We recorded additional non-cash impairment charges of $20,841,000 for the impairment of long-lived assets primarily related to assembly manufacturing equipment in our Disk Drive Components Division.
     During the third quarter of 2007, we recorded a charge of $2,577,000 for the write-off of design costs for a cancelled facility expansion in the United States in the third quarter of 2007.
     When indicators of impairment exist and assets are held for use, we estimate future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values based on the expected discounted future cash flows attributable to the assets or based on appraisals. Factors affecting impairment of assets held for use include the ability of the specific assets to generate positive cash flows. Changes in any of these factors could necessitate impairment recognition in future periods for other assets held for use.
Litigation Charge
     During 2008, we recorded a litigation charge of $2,003,000 related to the tentative settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The reserve was comprised of settlement payments to these employees and payment of their attorney’s fees and expenses.
Income Taxes
     We account for income taxes in accordance with FASB guidance on accounting for income taxes. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be realized based on future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or change this allowance in a period, we must include an expense or a benefit within the tax provision in our statement of operations.
     Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. Valuation allowances arise due to the uncertainty of realizing deferred tax assets. At September 27, 2009, and September 28, 2008, we had valuation allowances of $147,889,000 and $85,125,000, respectively. The FASB guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is to be given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under the guidance, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.
Earnings per Share
     Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed (i) using the treasury stock method for outstanding stock options and the if-converted method for the $150,000,000 aggregate principal amount of the 2.25% Convertible Subordinated Notes due 2010 (the “2.25% Notes”), and (ii) for the $225,000,000 aggregate principal amount of 3.25% Convertible Subordinated Notes due 2026 (the “3.25% Notes”) is calculated to compute the dilutive effect of potential common shares using net income available to common shareholders. A reconciliation of these amounts is as follows:

	2009	2008	2007
	(as adjusted)	(as adjusted)	(as adjusted)
Net (loss) income	$(168,707)	$(106,867)	$2,526
Plus: Interest expense on convertible subordinated notes	—	—	—
Less: Additional profit-sharing expense and income tax provisions	—	—	—

Net (loss) income available to common shareholders	$(168,707)	$(106,867)	$2,526

Weighted-average common shares outstanding	23,214	24,411	25,988
Dilutive potential common shares	—	—	53

Weighted-average diluted shares outstanding	23,214	24,411	26,041

Basic (loss) earnings per share	$(7.27)	$(4.38)	$0.10
Diluted (loss) earnings per share	$(7.27)	$(4.38)	$0.10
     Diluted (loss) earnings per share for 2009 excludes potential common shares of 80,000 using the treasury stock method and potential common shares of 3,044,000 using the if-converted method for the 2.25% Notes, as they were antidilutive. Diluted (loss) earnings per share for 2008 excludes potential common shares of 3,346,000 using the treasury stock method and potential common shares of 5,027,000 using the if-converted method for the 2.25% Notes, as they were antidilutive. Diluted earnings per share for 2007 excludes potential common shares of 2,340,000 using the treasury stock method and potential common shares of 5,027,000 using the if-converted method for the 2.25% Notes, as they were antidilutive.
Subsequent Events
     We evaluated subsequent events after the balance sheet date of September 27, 2009 through the date the financial statements were issued.
2. Financing Arrangements
Short- and Long-Term Debt

	2009	2008
	(as adjusted)	(as adjusted)
3.25% Notes	$197,500	$225,000
Debt discount	(31,036)	(44,190)
2.25% Notes	45,554	150,000
Eau Claire building mortgage	2,497	3,942
UBS Credit Line	55,699	—

Total debt	270,214	334,752
Less: Current maturities	(102,804)	(1,444)

	$167,410	$333,308

     In January 2006, we issued $225,000,000 aggregate principal amount of the 3.25% Notes, which mature in 2026. The 3.25% Notes were issued pursuant to an Indenture dated as of January 25, 2006 (the “Indenture”). Interest on the 3.25% Notes is payable on January 15 and July 15 of each year, which began on July 15, 2006. Issuance costs of $6,029,000 were capitalized and are being amortized over seven years in consideration of the holders’ ability to require us to repurchase all or a portion of the 3.25% Notes on January 15, 2013, as described below.
     We have the right to redeem for cash all or a portion of the 3.25% Notes on or after January 21, 2011 at specified redemption prices, as provided in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. Holders of the 3.25% Notes may require us to purchase all or a portion of their 3.25% Notes for cash on January 15, 2013, January 15, 2016 and January 15, 2021, or in the event of a fundamental change, at a purchase price equal to 100% of the principal amount of the 3.25% Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

     Under certain circumstances, holders of the 3.25% Notes may convert their 3.25% Notes based on a conversion rate of 27.4499 shares of our common stock per $1,000 principal amount of 3.25% Notes (which is equal to an initial conversion price of approximately $36.43 per share), subject to adjustment. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of 3.25% Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. If a holder elects to convert such holder’s 3.25% Notes in connection with a fundamental change that occurs prior to January 21, 2011, we will pay, to the extent described in the Indenture, a make-whole premium by increasing the conversion rate applicable to such 3.25% Notes.
     During September 2009, we spent $19,987,000 to repurchase $27,500,000 par value of our 3.25% Notes on the open market using our available cash and cash equivalents, at an average discount to face value of approximately 27 percent. At the time of repurchase the notes had a book value of $23,139,000, which includes the par value of the notes, offset by the remaining debt discount of $4,361,000. After the repurchase, we have $197,500,000 par value of the 3.25% Notes outstanding. Upon completion of the repurchases, the repurchased 3.25% Notes were cancelled. The resulting gain of $2,792,000 is reported in the line item “Gain on extinguishment of debt” in our consolidated statements of operations.
     In February 2003, we issued and sold $150,000,000 aggregate principal amount of the 2.25% Notes, which mature in 2010. Interest on the 2.25% Notes is payable semi-annually, which began on September 15, 2003. The 2.25% Notes are convertible, at the option of the holder, into our common stock at any time prior to their stated maturity, unless previously redeemed or repurchased, at a conversion price of $29.84 per share. Beginning March 20, 2008, the 2.25% Notes became redeemable, in whole or in part, at our option at 100.64% of their principal amount, and thereafter at prices declining to 100% on March 15, 2010. In addition, upon the occurrence of certain events, each holder of the 2.25% Notes may require us to repurchase all or a portion of such holder’s 2.25% Notes at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, for the period to, but excluding, the date of the repurchase.
     During 2009, we spent $89,525,000 to repurchase $104,446,000 par value of our 2.25% Notes on the open market using our available cash and cash equivalents, at varying discounts to face value. After the repurchase, we have $45,554,000 par value of the 2.25% Notes outstanding. Upon completion of the repurchases, the repurchased 2.25% Notes were cancelled. The resulting gain of $14,461,000 is included in our consolidated financial statements.
     During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us with a 7.15% interest rate that matures in April 2011. At September 27, 2009, the mortgage balance totaled $2,497,000.
     Contractual maturities of short- and long-term debt subsequent to September 27, 2009, are as follows:

2010	$102,804
2011	946
2012	—
2013	—
2014	—
Thereafter	$197,500

$301,250

3. Income Taxes
     The (benefit) provision for income taxes consists of the following:

	2009	2008	2007
	(as adjusted)	(as adjusted)	(as adjusted)
Current:
Federal	$(530)	$(1,777)	$4,027
Foreign	307	—	—
State	14	(12)	922
Deferred	—	62,498	(24,670)

	$(209)	$60,709	$(19,721)

     In the fourth quarter of 2008, we recorded a charge of $76,610,000 related to establishing a full valuation allowance against our deferred tax assets. The guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on the consideration of all available evidence, using a “more likely than not” standard. In making such assessments, significant weight is given to evidence that can be objectively verified. A company’s current or previous losses are given more weight than its future outlook. Under that standard, our three-year historical cumulative loss was a significant negative factor. This loss, combined with uncertain near-term market and economic conditions, reduced our ability to rely on our projections of future taxable income in determining whether a valuation allowance is appropriate. Accordingly, we concluded that a full valuation allowance is appropriate. We will continue to assess the likelihood that our deferred tax assets will be realizable, and our valuation allowance will be adjusted accordingly, which could materially impact our financial position and results of operations.
     The deferred provision (benefit) is composed of the following:

	2009	2008	2007
	(as adjusted)	(as adjusted)	(as adjusted)
Asset bases, lives and depreciation methods	$(4,217)	$11,716	$(7,818)
Reserves and accruals not currently deductible	5,166	(6,175)	(1,816)
Tax credits and net operating loss (“NOL”) carryforwards	(58,591)	(18,201)	(13,773)
Deferred tax liability 3.25% Notes	(4,831)	(3,139)	(2,823)
Valuation allowance	62,473	78,297	1,560

	$—	$62,498	$(24,670)

     A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	2009	2008	2007
	(as adjusted)	(as adjusted)	(as adjusted)
Statutory federal income tax rate	(35.0)%	(35.0)%	(35.0)%
Effect of:
State income taxes, net of federal income tax benefits	—	(1.0)	(1.4)
Foreign income taxes, net of federal income tax benefits	0.4	0.1	—
Tax benefits of the Foreign Sales Corporation/Extraterritorial Income Exclusion	—	—	(6.0)
Valuation allowance on deferred tax assets and/or use of tax credits	35.1	165.1	(66.9)
Other permanent differences	(0.4)	1.9	2.0
Other adjustments	—	0.1	(7.5)

	0.1%	131.2%	(114.8)%

     The following table shows the significant components of our deferred tax assets:

	2009	2008
	(as adjusted)	(as adjusted)
Current deferred tax assets:
Receivable allowance	$178	$263
Inventories	3,979	5,151
Accruals and other reserves	3,165	4,408
Valuation allowance	(7,322)	(9,822)

Total current deferred tax assets	—	—
Long-term deferred tax assets:
Property, plant and equipment	29,180	24,963
Deferred income	4,720	7,362
Tax credits	32,912	29,424
NOL carryforwards	84,841	29,471
3.25% Notes	(11,086)	(15,917)
Valuation allowance	(140,567)	(75,303)

Total long-term deferred tax assets	—	—

Total deferred tax assets	$—	$—

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 27, 2009, our deferred tax assets included $32,912,000 of unused tax credits, of which $5,715,000 can be carried forward indefinitely and $27,197,000 expire at various dates beginning in 2018. In addition, at September 27, 2009, our deferred tax assets included $84,841,000 of NOL carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 27, 2009, we had an estimated NOL carryforward of approximately $231,985,000 for United States federal tax return purposes. A valuation allowance of $147,889,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. “Other adjustments,” in the effective tax rate table above, relates to adjustments to 2007 deferred taxes and state tax credits.
     Gross unrecognized tax benefits as of September 27, 2009 and September 28, 2008 were $7,519,000 and $6,820,000, respectively. For 2009, $7,000,000 of our gross unrecognized tax benefits would decrease our effective tax rate if realized.
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows

2009
Gross unrecognized tax benefits at September 28, 2008	$6,820,000
Gross increases in tax positions for prior years	354,000
Gross decreases in tax positions for prior year	—
Gross increases in tax positions for current year	345,000
Fiscal 2009 settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at September 27, 2009	$7,519,000

     Our policy is to record interest expense and penalties within the provision for income taxes on the consolidated statements of operations. No interest expense or penalties have been included in the gross amount of unrecognized tax benefits due to existing tax credits and NOL carryforwards.
     The major jurisdictions we file income tax returns in are United States federal and various United States states. In the United States federal jurisdiction we are no longer subject to examination for fiscal years prior to 2006. For United States state jurisdictions we are no longer subject to examination for fiscal years prior to 2005. Although certain years are no longer subject to examinations by the IRS and various state taxing authorities, NOL carryforwards generated in those years may still be adjusted upon examination by the IRS or state taxing authorities if they either have been or will be used in a future period.
     The timing of the resolution of uncertain tax positions is dependent on numerous factors and therefore is highly uncertain; however, we believe it is unlikely that the unrecognized tax benefits would materially change in the next 12 months.
4. Fair Value of Financial Instruments
     We adopted fair value measurement accounting on September 29, 2008, with respect to (i) nonfinancial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis, and (ii) all financial assets and liabilities.
     The fair value measurement guidance defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Under the guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability, developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability, developed based upon the best information available in the circumstances. The fair value hierarchy prescribed by the guidance is broken down into three levels as follows:

Level 1 —	Unadjusted quoted prices in an active market for the identical assets or liabilities at the measurement date.

Level 2 —	Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:
•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in nonactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 —	Unobservable inputs that reflect the use of significant management judgment. These values are generally determined using pricing models for which assumptions utilize management’s estimates of market participant assumptions.
     The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis.

	Fair Value Measurements at
	September 27, 2009
	Level 1	Level 2	Level 3
Assets
Trading securities
Marketable securities – ARS	—	—	$61,891
Available-for-sale
Marketable securities	$30,388	—	—
Marketable securities – ARS	—	—	$24,316
Rights Offering (described in Note 1 above)	—	—	$4,037
Derivatives	—	$196	—

Total Assets	$30,388	$196	$90,244

     The following table reconciles the September 28, 2008 beginning and September 27, 2009 ending balances for items measured at fair value on a recurring basis in the table above that used Level 3 inputs.

	ARS	Rights Offering	Total
Balances at September 28, 2008	$92,166	$—	$92,166
Net realized gain included in other income	353	4,037	4,390
Unrealized gain included in other comprehensive income	2,169	—	2,169
Sales and redemptions	(8,481)	—	(8,481)

Balances at September 27, 2009	$86,207	$4,037	$90,244

     The financial instruments that we hold are primarily of a traditional nature. For most instruments, including receivables, accounts payable and accrued expenses, we believe that the carrying amounts approximate fair value because of their short-term nature.
Cash and Cash Equivalents
     The fair value is based on quoted market prices.
Short- and Long-Term Debt
     The fair values of our 3.25% Notes and 2.25% Notes are estimated based on the closing market price of the respective Notes as of the end of the fiscal year. The estimated fair values of our short- and long-term debt par values are as follows:

	2009		2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
2.25% Notes	$45,554	$44,757	$150,000	$132,014
3.25% Notes	197,500	152,075	225,000	132,390
UBS Credit Line	55,699	55,699	—	—
Eau Claire building mortgage	2,497	2,497	3,942	3,942
5. Employee Benefits
     In March 2009, our board of directors approved the suspension of our employee stock purchase plan, effective April 1, 2009. Prior to this date, our employee stock purchase plan provided for the sale of our common stock at discounted purchase prices. The cost per share under this plan was 85% of the lesser of the fair market value of our common stock on the first or last day of the purchase period, as defined.
Stock Options
     As of September 27, 2009, we had an option plan under which up to 6,750,000 common shares are reserved for issuance, of which options representing 6,060,065 common shares had been granted. Under the plan, options may be granted to any employee, including our officers, and to our non-employee directors, and have been granted with an exercise price equal to the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options also may be granted to certain non-employees at a price not less than the closing sale price of a share of our common stock on the NASDAQ Global Select Market on the date the options were granted. Options generally expire ten years from the date of grant or at an earlier date as determined by the committee of our board of directors that administers the plan. Options granted under the plan before November 2005 generally became exercisable in full one year from the date of grant, and options granted since November 2005 generally become exercisable as to 50% of the shares on each of the second and third anniversaries of the date of grant.
     We recorded stock-based compensation expense, included in selling, general and administrative expenses, of $4,244,000, $5,976,000 and $4,784,000 for 2009, 2008 and 2007, respectively.
     As of September 27, 2009, $3,526,000 of unrecognized compensation costs related to non-vested awards is expected to be recognized over a weighted-average period of approximately 10 months.
     We use the Black-Scholes option pricing model to determine the weighted-average fair value of options. The weighted-average fair value of options granted during 2009, 2008 and 2007 was $1.89, $12.72 and 12.86, respectively. The fair value of options at the date of grant and the weighted-average assumptions utilized to determine such values are indicated in the following table:

	2009	2008	2007
Risk-free interest rate	1.9%	3.6%	4.7%
Expected volatility	60%	45%	45%
Expected life (in years)	7.7	7.8	7.7
Dividend yield	—	—	—
     The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. We considered historical data in projecting expected stock price volatility. We estimated the expected life of stock options and stock option forfeitures based on historical experience.
     Option transactions during 2009 are summarized in the following table:

			Weighted-Average
			Remaining
		Weighted-Average	Contractual
	Number of Shares	Exercise Price ($)	Life (yrs.)
Outstanding at September 28, 2008	3,394,388	25.37	5.4
Granted	726,650	3.03
Exercised	—
Expired/Canceled	(550,715)	23.67

Outstanding at September 27, 2009	3,570,323	21.08	5.5

Vested or expected to vest at September 27, 2009	3,569,715	21.08	5.5

Options exercisable at September 27, 2009	2,246,593	25.18	3.7

     The aggregate intrinsic value at year-end of our stock options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) outstanding for 2009, 2008 and 2007 was $2,601,000, $0 and $5,265,000, respectively. The aggregate intrinsic value at year-end of our stock options exercisable for 2009, 2008 and 2007 was $0, $0 and $4,434,000, respectively.

     The following table summarizes information about stock options outstanding at September 27, 2009:

	Options Outstanding			Options Exercisable
		Weighted-
		Average
		Remaining	Weighted-		Weighted-
Range of Exercise	Number	Contractual	Average Exercise	Number	Average Exercise
Prices ($)	Outstanding	Life (yrs)	Price ($)	Exercisable	Price ($)
3.03—10.00	647,050	9.2	3.03	0	3.03
10.01—20.00	548,330	1.0	18.68	518,330	18.68
20.01—25.00	1,035,612	4.6	23.19	820,032	23.24
25.01—30.00	786,016	7.3	26.78	354,916	27.48
30.01—45.06	553,315	4.7	32.53	553,315	32.53

Total	3,570,323	5.5	21.08	2,246,593	25.18

Employee Benefit Plans
     We have a defined contribution plan covering our employees. Our contributions to the plan were $4,998,000 in 2009, $8,986,000 in 2008 and $10,663,000 in 2007. Effective June 2009, we suspended our employer contributions to our defined contribution plan.
     We sponsor a self-insured comprehensive medical and dental plan for qualified employees that is funded by contributions from plan participants and from us. Contributions are made through a Voluntary Employee’s Benefit Association Trust. We recognized expense related to these plans of $18,158,000 in 2009, $23,902,000 in 2008 and $27,401,000 in 2007.
6. Commitments and Contingencies
Operating Leases
     We are committed under various operating lease agreements. Total rent expense under these operating leases was $9,858,000 in 2009, $14,134,000 in 2008 and $15,400,000 in 2007.
     Future minimum payments for all operating leases with initial or remaining terms of one year or more subsequent to September 27, 2009 are as follows:

Operating
Leases
2010	$4,561
2011	2,553
2012	1,585
2013	892
2014	598

Thereafter	150

Total minimum lease payments	$10,339

Legal Proceedings
     We and certain users of our products have from time to time received, and may in the future receive, communications from third parties asserting patents against us or our customers which may relate to certain of our manufacturing equipment or products or to products that include our products as a component. In addition, certain of our customers have been sued on patents having claims closely related to products sold by us. If any third party makes a valid infringement claim and a license were not available on terms acceptable to us, our operating results could be adversely affected. We expect that, as the number of patents issued continues to increase, and as we grow, the volume of intellectual property claims could increase. We may need to engage in litigation to enforce patents issued or licensed to us, protect trade secrets or know-how owned by us or determine the enforceability, scope and validity of the intellectual property rights of others. We could incur substantial costs in such litigation or other similar legal actions, which could have a material adverse effect on our results of operations.
     We are a party to certain claims arising in the ordinary course of business. In the opinion of our management, the outcome of such claims will not materially affect our current or future financial position or results of operations.

7. Supplementary Cash Flow Information

	2009	2008	2007
Changes in operating assets and liabilities:
Receivables, net	$37,882	$12,751	$(12,726)
Inventories	28,902	(15,276)	20,115
Other assets	3,615	(761)	(4,785)
Accounts payable and accrued expenses	(18,927)	529	(10,689)
Other long-term liabilities	(1,303)	175	(736)

	$50,169	$(2,582)	$(8,821)

Cash paid (refund) for:
Interest (net of amount capitalized)	$9,994	$10,194	$8,668
Income taxes	240	(458)	641

Non-cash investing activities:
Capital expenditures in accounts payable	656	3,149	5,231
     Capitalized interest was $589,000 in 2009, $966,000 in 2008 and $2,577,000 in 2007. Interest is capitalized using an overall borrowing rate for assets that are being constructed or otherwise produced for our own use. Interest capitalized during 2009 was primarily for TSA+ suspension assembly production capacity, development of new process technology and capability improvements and new program tooling.
     During the first quarter of 2006, we purchased the assembly manufacturing building (which we previously leased) at our Eau Claire, Wisconsin, manufacturing site, together with related equipment, for $12,924,000, which included the assumption of a mortgage by us.

Purchase price of building and related equipment	$12,924
Cash paid for building and related equipment	(5,069)

Mortgage assumed	$7,855

     At September 27, 2009, the mortgage balance totaled $2,497,000.
8. Other Assets
     During the second quarter of 2002, we prepaid $26,000,000 related to a technology and development agreement. As of September 27, 2009, the unamortized portion of the prepayment was $1,360,000, which is included in “Other current assets” on the accompanying consolidated balance sheet. The unamortized portion will be amortized over the remaining term of the agreement, which ends in March 2010.
9. Other Comprehensive (Loss) Income
Other comprehensive (loss) income
     The components of accumulated OCI are as follows:

	September 27,	September 28,
	2009	2008
Available-for-sale securities	$2,237	$168
Derivatives	266	(1,037)

Total accumulated other comprehensive income (loss)	$2,503	$(869)

Derivatives
     In March 2008, the FASB issued enhanced disclosure requirements for derivative instruments and hedging activities. The additional disclosures are intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.
     The purpose of our commodity hedging activities is to protect the values of our cash flows that are exposed to commodity price movement and reduce commodity price-related volatility in our consolidated statements of operations. We have established policies governing our use of derivative instruments. It is our policy to enter into derivative transactions only to the extent true exposures exist. We do not use derivative instruments for trading or speculative purposes, nor are we party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party risk by entering into derivative contracts only with major financial institutions with investment grade credit ratings. The terms of certain derivative instruments contain a credit clause under which each party has a right to settle at market if the other party is downgraded below investment grade.
     We evaluate hedge effectiveness at inception and on an ongoing basis, taking into account whether the derivatives used in the hedging transaction have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. Effectiveness for cash flow hedges is assessed based on forward rates.
     We discontinue hedge accounting when (i) it is determined that the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (ii) the derivative expires, is sold or terminated; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) our management determines that designating the derivative as a hedging instrument is no longer appropriate. The gain or loss on a derivative is generally reclassified to net income immediately upon discontinuation. When hedge accounting is discontinued but the derivative remains outstanding, we carry the derivative at its fair value on the balance sheet and recognize future changes in its fair value as cost of sales.
     The fair values of these hedge contracts are recorded on our consolidated balance sheets in “Other current assets” or “Accrued expenses,” as appropriate. The effective portion is reflected in accumulated OCI. The amount is net of tax, with a full valuation allowance recorded against it. The gains and losses on these contracts are recorded in cost of sales as the commodity is consumed. Ineffectiveness is calculated as the amount by which the change in fair value of the derivatives exceeds the change in fair value of the anticipated commodity purchases and is recorded in cost of sales.
     During 2008 and 2009, we entered into contracts to hedge gold commodity price risks through February 2010. The contracts essentially established a fixed price for the underlying commodity and were designated and qualified as effective cash flow hedges of purchases of gold. At September 27, 2009, we had gold hedge purchase contracts outstanding to cover approximately 1,295 troy ounces of gold purchases. As of September 27, 2009, $266,000 of deferred net gains on both outstanding and matured derivatives in accumulated OCI are expected to be reclassified to net income during the next 12 months. Actual amounts ultimately reclassified to net income are dependent on the average monthly London PM gold fix rates in effect when our outstanding contracts mature.
     The following table presents the fair value of our derivative instruments as of September 27, 2009:

	Asset Derivatives		Liability Derivatives
	2009		2009
			Balance
	Balance Sheet		Sheet
	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments (commodity contracts)	Other current assets	$196	Accrued expenses	$—

Derivatives not designated as hedging instruments (commodity contracts)	Other current assets	$—	Accrued expenses	$—

Total derivatives		$196		$—

     The following tables present the amounts affecting our consolidated statements of operations as of September 27, 2009:

	Amount of Gain or (Loss)	Location of Gain or (Loss)	Amount of Gain or (Loss)
Derivatives in Cash Flow	Recognized in OCI on	Reclassified from	Reclassified from
Value Hedging	Derivative	Accumulated OCI into	Accumulated OCI into
Relationships	(Effective Portion)	Income(Effective Portion)	Income (Effective Portion)
	2009		2009
Commodity Contracts	$1,304	Cost of sales	$1,796

	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in
	Income on Derivative (Ineffective	Income on Derivative (Ineffective Portion
Derivatives in Cash Flow	Portion and Amount Excluded from	and Amount Excluded from Effectiveness
Value Hedging Relationships	Effectiveness Testing)	Testing)
2009
Commodity contracts	Cost of sales	$(41)

Derivatives Not Designated as Hedging	Location of Gain or (Loss) Recognized in	Amount of Gain or (Loss) Recognized in
Instruments	Income on Derivative	Income on Derivative
		2009
Commodity contracts	Cost of sales	$(69)
     The following table summarizes the activity in OCI related to these contracts:

	2009	2008
Beginning of period unrealized loss in accumulated OCI	$(1,037)	$—
Decrease (Increase) in fair value of derivative instruments	463	(417)
Gains reclassified from OCI into cost of sales	1,796	344
Gains on dedesignated derivative instruments reclassified from OCI into cost of sales	571	—
Settlements	(1527)	(964)

End of period unrealized gain (loss) in accumulated OCI	$266	$(1,037)

10. Shareholders’ Equity
Stock Repurchase Program
     On February 4, 2008, we announced that our board of directors had approved a share repurchase program authorizing us to spend up to $130,000,000 to repurchase shares of our common stock from time to time in the open market or through privately negotiated transactions. As of September 28, 2008, we had spent $57,632,000 to repurchase 3,600,000 shares at an average price of $16.21. The maximum dollar value of shares that may yet be purchased under the share repurchase plan is $72,368,000. All of our repurchases during 2008 were made in the open market. There were no repurchases during 2009.
11. Share Rights Plan
     In July 2000, our board of directors declared a dividend of one common share purchase right on each outstanding share of common stock held by shareholders of record as of the close of business on August 10, 2000. Under certain conditions, each right may be exercised to purchase one-tenth of a share of common stock at an exercise price of $10, subject to adjustment. The rights generally will become exercisable after any person or group acquires beneficial ownership of 15% or more of our common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15% or more of our common stock. If any person or group becomes a beneficial owner of 15% or more of our common stock, each right will entitle its holder (other than the 15% owner) to purchase, at an adjusted exercise price equal to ten times the previous purchase price, shares of our common stock having a value of twice the right’s adjusted exercise price.
     The rights, which do not have voting rights, expire in 2010 and may be redeemed by us at a price of $0.001 per right, subject to adjustment, at any time prior to their expiration or a person’s or group’s acquisition of beneficial ownership of at least 15% of our common stock. In certain circumstances, at the option of our board of directors, we may exchange the rights for shares of our common stock, delay or temporarily suspend the exercisability of the rights or reduce the stock-ownership threshold of 15% to not less than 10%.

     In the event that we are acquired in certain merger or other business-combination transactions, or sell 50% or more of our assets or earnings power, each holder of a right shall have the right to receive, at the right’s adjusted exercise price, common shares of the acquiring company having a market value of twice the right’s adjusted exercise price.
12. Segment Reporting
     We follow the provisions of FASB guidance, which establish annual and interim reporting standards for an enterprise’s business segments and related disclosures about each segment’s products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within a company for making operating decisions and assessing financial performance. Our Chief Executive Officer is considered to be our chief operating decision maker.
     We have determined that we have two reportable segments: the Disk Drive Components Division and the BioMeasurement Division. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     The following table represents net sales by product for each reportable segment.

	2009	2008	2007
Net sales:
Disk Drive Components Division
Suspension assemblies	$397,942	$621,948	$691,790
Other products	8,325	8,628	23,800

Total Disk Drive Components Division	406,267	630,576	715,590

BioMeasurement Division	1,755	1,043	513

	$408,022	$631,619	$716,103

     The following table represents operating loss for each reportable segment.

	2009	2008	2007
Loss from operations:
Disk Drive Components Division	$(152,032)	$(7,936)	$(1,091)
BioMeasurement Division	(23,485)	(22,662)	(17,584)

	$(175,517)	$(30,598)	$(18,675)

     The following table represents long-lived assets for each reportable segment.

	2009	2008	2007
Long-lived assets:
Disk Drive Components Division	$276,283	$411,139	$454,477
BioMeasurement Division	3,053	3,949	3,406

	$279,336	$415,088	$457,883
     Sales to foreign locations were as follows:

	2009	2008	2007
Foreign-based enterprises	$182,417	$263,346	$356,141
Foreign subsidiaries of United States corporations	217,900	360,843	328,743

	$400,317	$624,189	$684,884

     The majority of these foreign location sales were to the Pacific Rim region. In addition, we had significant sales to United States corporations that used our products in their offshore manufacturing sites.

     Revenue assigned based on product shipment location and long-lived assets by geographic area are as follows:

	2009	2008	2007
Revenue:
Thailand	$211,960	$360,842	$346,608
Hong Kong	152,068	215,291	206,892
Japan	14,299	40,386	106,374
United States	7,705	7,430	31,219
China	7,789	6,248	24,473
Other foreign countries	14,201	1,422	537

	$408,022	$631,619	$716,103

Long-lived assets:
United States	$278,334	$413,343	$456,099
Other foreign countries	1,002	1,745	1,784

	$279,336	$415,088	$457,883

     Sales to customers in excess of 10% of net sales are as follows:

	2009	2008	2007
SAE Magnetics, Ltd./TDK Corporation	39%	34%	29%
Western Digital Corporation	36	29	20
Seagate Technology, LLC	18	29	26

13. Summary of Quarterly Information (unaudited)
     The following table summarizes unaudited financial data for 2009 and 2008.

	2009 by Quarter(as adjusted)				2008 by Quarter(as adjusted)
	First	Second	Third	Fourth	First		Second	Third	Fourth
Net sales	$119,671	$79,004	$106,105	$103,242	$173,077		$143,844	$150,398	$164,300
Gross profit	(133)	(11,774)	1,977	17,464	32,917		18,941	16,512	17,110
Income (loss) from operations	(77,239)[1]	(57,637)[1]	(42,783)[1]	2,142	1,650	[2]	(9,755)	(12,037)[3]	(10,456)[2]
Income (loss) before income taxes	(65,954)[4]	(60,116)	(44,548)[4]	1,702	1,639		(10,345)	(15,066)	(22,396)[5]
Net income (loss)	(66,219)	(59,912)	(44,333)	1,757	1,045		(7,663)	(9,763)	(90,486)[6]
Net income (loss) per share:
Basic	(2.88)	(2.59)	(1.90)	0.08	0.04		(0.30)	(0.42)	(3.94)
Diluted	(2.88)	(2.59)	(1.90)	0.08	0.04		(0.30)	(0.42)	(3.94)
Price range per share:
High	11.58	4.30	2.95	8.51	27.61		26.39	16.94	16.02
Low	1.80	1.28	1.53	1.81	23.10		15.26	13.49	11.34

[1]	During the first, second and third quarters of 2009, we recorded $19,527,000, $4,787,000, and $4,894,000, respectively, for severance and other costs. In addition, during the first, second and third quarters of 2009, we recorded $32,280,000, $18,688,000 and $20,841,000, respectively, for asset impairments. The impairments were triggered by weakened demand for suspension assemblies and uncertain future market conditions.

[2]	During the first quarter of 2008, we recorded a litigation charge of $2,494,000, which was adjusted to $2,003,000 during the fourth quarter of 2008, related to the tentative settlement of a class action lawsuit. The lawsuit challenged our pay practices pertaining to the time certain production employees spend gowning and ungowning at the beginning and end of their shifts and meal breaks. The litigation charge is comprised of settlement payments to these employees and payment of their attorney’s fees and expenses.

[3]	During the third quarter of 2008, we took actions to reduce operating costs, including eliminating approximately 80 positions company-wide. The workforce reduction resulted in a charge for severance expenses of $1,061,000.

[4]	During the first, third and fourth quarters of 2009, we recorded a gain of $12,175,000, $1,923,000 and $3,155,000, respectively, for the extinguishment of long-term debt.

[5]	During the fourth quarter of 2008, an $8,484,000 other-than-temporary impairment to long-term investments was recorded to reflect the reduction in the carrying value of our ARS from a par value of $100,650,000 to an estimated fair value of $92,166,000.

[6]	The fourth quarter of 2008 income tax provision includes a non-cash charge of $76,611,000 related to establishing a full valuation allowance against our deferred tax assets.
     The price range per share, reflected above, is the highest and lowest bids as quoted on the NASDAQ Global Select Market during each quarter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Hutchinson Technology Incorporated:
We have audited the accompanying consolidated balance sheets of Hutchinson Technology Incorporated and subsidiaries (the “Company”) as of September 27, 2009 and September 28, 2008, and the related consolidated statements of income, shareholders’ investment, and cash flows for each of the three years in the period ended September 27, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 27, 2009 and September 28, 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated balance sheets as of September 27, 2009 and September 28, 2008, and related consolidated statements of income, shareholders’ investment, and cash flows for each of the three years in the period ended September 27, 2009 have been retrospectively adjusted for the September 28, 2009 adoption of Accounting Standards Codification Subtopic 470-20 Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 27, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated December 8, 2009, expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 8, 2009 (May 13, 2010, as to the retrospective adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) as described in Note 1)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Hutchinson Technology Incorporated and Subsidiaries

		Additions
	Balance at	Charged to
	Beginning of	Costs and	Other Changes	Balance at End
	Period	Expenses	Add (Deduct)	of Period
	(In thousands)
2007:
Allowance for doubtful accounts receivable	$553	$(482)	$(52)[1]	$19
Reserve for sales returns and allowances	1,065	1,523	(2,191)[2]	397

	$1,618	$1,041	$(2,243)	$416

2008:
Allowance for doubtful accounts receivable	$19	$13	$—	$32
Reserve for sales returns and allowances	397	4,046	(3,744)[2]	699

	$416	$4,059	$(3,744)	$731

2009:
Allowance for doubtful accounts receivable	$32	$192	$—	$224
Reserve for sales returns and allowances	699	1,158	(1,582)[2]	275

	$731	$1,350	$(1,582)	$499

[1]	Uncollectible accounts receivable written off,net of recoveries.
[2]	Returns honored and credit memos issued.

ELEVEN-YEAR SELECTED FINANCIAL DATA
Hutchinson Technology Incorporated and Subsidiaries

Annual	Growth
5	10
Year	Year		2009(1)(2)	2008(1)(2)	2007(1)(2)	2006(1)(2)	2005	2004	2003	2002	2001	2000	1999
			(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
			(In thousands, except per share data and number of employees)
			(unaudited)
		FOR THE YEAR:
(3)%	(3)%	Net sales	$408,022	$631,619	$716,103	$721,507	$631,581	$469,696	$498,946	$390,694	$401,236	$459,572	$580,270
(43)%	(22)%	Gross profit (loss)	7,534	85,480	122,241	144,900	174,851	130,355	154,658	90,417	36,724	36,149	93,666
		Percent of net sales	2%	14%	17%	20%	28%	28%	31%	23%	9%	8%	16%
—	—	Income (loss) from operations	$(175,517)	$(30,598)	$(18,675)	$12,770	$57,381	$38,885	$81,483	$24,425	$(64,631)	$(98,416)	$23,333
		Percent of net sales	(43)%	(5)%	(3)%	2%	9%	8%	16%	6%	(16)%	(21)%	4%
—	—	Net income (loss)	$(168,707)	$(106,867)	$2,526	$17,565	$54,881	$73,113	$64,502	$15,002	$(56,277)	$(73,612)	$17,638
		Percent of net sales	(41)%	(17)%	0%	2%	9%	16%	13%	4%	(14)%	(16)%	3%
(26)%	(16)%	Capital expenditures	$20,609	$65,603	$102,239	$247,754	$197,123	$93,085	$52,023	$31,916	$32,047	$64,657	$120,596
(1)%	1%	Research and development expenses	26,776	39,711	55,245	52,939	36,829	28,258	14,945	17,663	23,241	21,433	23,106
5%	(2)%	Depreciation expenses	73,508	105,423	111,796	113,149	70,502	57,377	57,837	61,627	85,454	91,194	92,635
(27)%	(13)%	Cash flow from operating activities	19,300	90,336	102,790	110,340	126,776	95,432	131,618	48,091	61,463	69,679	81,176

		AT YEAR END:
(1)%	(1)%	Receivables	$71,893	$109,775	$122,526	$109,800	$96,200	$76,345	$65,858	$55,953	$46,625	$64,708	$81,766
6%	1%	Inventories	46,878	76,459	61,183	81,298	54,780	35,319	31,290	27,110	21,193	32,516	40,984
(11)%	(5)%	Working capital	181,748	301,135	428,623	414,222	275,888	322,911	343,706	244,730	247,074	270,609	309,447
5%	(2)%	Net property, plant and equipment	279,336	415,088	457,883	472,163	350,520	213,761	176,559	181,494	211,262	283,659	352,936
(2)%	(2)%	Total assets	635,487	881,287	1,030,933	1,023,205	799,538	688,392	638,956	562,101	594,940	683,933	751,849
12%	2%	Total debt and capital leases	270,214	334,752	328,023	321,716	150,000	150,000	150,000	151,374	206,900	233,872	219,733
		Total debt and capital leases as a percentage of total capitalization	46%	41%	34%	34%	21%	24%	26%	30%	38%	37%	32%
(7)%	(4)%	Shareholders’ investment	$321,710	$481,292	$632,756	$616,672	$552,539	$473,552	$431,375	$356,961	$338,266	$392,489	$464,959
		Return on shareholders’ investment	(42)%	(19)%	0%	3%	11%	16%	16%	4%	(15)%	(17)%	5%
(9)%	(11)%	Number of employees, including production temporaries	2,448	4,591	4,699	5,433	5,459	3,911	3,656	3,336	3,454	4,729	7,701
(1)%	(1)%	Shares of stock outstanding	23,359	22,941	26,074	25,638	25,450	24,394	25,917	25,355	25,171	24,830	24,744

		PER SHARE INFORMATION:
—	—	Net income (loss) — diluted	$(7.27)	$(4.38)	$0.10	$0.67	$1.88	$2.42	$2.21	$0.59	$(2.25)	$(2.97)	$0.75
(7)%	(3)%	Shareholders’ investment (book value)	13.77	20.98	24.27	24.05	21.71	19.41	16.64	14.08	13.44	15.81	18.79
		Price range
(21)%	(14)%	High	11.58	27.61	25.15	31.08	42.43	38.40	36.85	27.19	24.44	30.00	51.25
(43)%	(20)%	Low	1.28	11.34	18.00	17.69	25.65	21.61	15.21	12.81	13.38	9.38	11.88

(1)	Derived from our 2009, 2008, 2007 and 2006 audited consolidated financial statements.

(2)	Adjusted due to required retrospective adoption of authoritative guidance for accounting for convertible debt instruments (See Note 1 to the consolidated financial statements).